Exhibit 4.1

TERM LOAN AGREEMENT

dated as of

February 24, 2012

Among

ABERCROMBIE & FITCH MANAGEMENT CO.

as Borrower,

ABERCROMBIE & FITCH CO.,

as Parent

THE LENDING INSTITUTIONS NAMED HEREIN,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as

Agent

PNC CAPITAL MARKETS LLC,

as Co-Lead Arranger and Co-Bookrunner

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

J.P. MORGAN SECURITIES LLC,

as a Co-Lead Arranger and Co-Bookrunner

FIFTH THIRD BANK,

as a Co-Documentation Agent

CITIZENS BANK OF PENNSYLVANIA,

as a Co-Documentation Agent

$300,000,000 Delayed Draw Term Loan Facility

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Credit Party Guaranty
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Exemption Certificate
Exhibit H	Form of Withholding Certificate

SCHEDULES

Schedule 1	Lenders and Commitments
Schedule 2	Subsidiary Guarantors
Schedule 4.06	Disclosed Matters
Schedule 4.12	Ownership Interests
Schedule 7.01	Parent/Company Indebtedness in excess of $1M
Schedule 7.02	Liens

-v-

EXECUTION VERSION

THIS TERM LOAN AGREEMENT is entered into as of February 24, 2012 among ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation (the “Company”), ABERCROMBIE & FITCH CO., a Delaware corporation (the “Parent”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), PNC BANK, NATIONAL ASSOCIATION (“PNC Bank”), as administrative agent (the “Agent”), (each term as hereafter defined), PNC CAPITAL MARKETS LLC, as a co-lead arranger and a co-bookrunner, J.P. MORGAN SECURITIES LLC, as a co-lead arranger and a co-bookrunner, JPMORGAN CHASE BANK, N.A. (“JPM”) as syndication agent (the “Syndication Agent”), FIFTH THIRD BANK, as a co-documentation agent, and CITIZENS BANK OF PENNSYLVANIA, as a co-documentation agent.

In consideration of the premises and mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below unless the context otherwise requires:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition of in excess of 50% of the stock (or other Equity Interest) of any Person, or (iii) the acquisition of another Person by a merger, amalgamation or consolidation or any other combination with such Person.

“Adjusted Total Debt” means, at any time, the sum of (a) Total Debt (excluding Foreign Bank Guarantees permitted by Section 7.01(i)) plus (b) 600% of Forward Minimum Rent Commitments.

“Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 AM, London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Loans and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Eurodollar Reserve Percentage. The Adjusted Eurodollar Rate may also be expressed by the following formula:

Adjusted Eurodollar Rate	=	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1 1.00 - Eurodollar Reserve Percentage

The Adjusted Eurodollar Rate shall be adjusted with respect to any Eurodollar Loan that is outstanding on the effective date of any change in the Eurodollar Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Company of the Adjusted Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither the Agent nor any Lender shall in any event be considered an Affiliate of the Company or any of its Subsidiaries.

“Agent” has the meaning provided in the first paragraph of this Agreement and shall include any successor to the Agent appointed pursuant to Section 9.11.

“Agent Fee Letter” means the Agent Fee Letter dated as of the Closing Date between the Company and the Agent.

“Aggregate Credit Facility Exposure” means, at any time, the sum of the principal amounts of all Loans made by all Lenders and outstanding at such time.

“Agreement” means this Credit Agreement, as the same may be from time to time further modified, amended, restated or supplemented.

“Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Commitment Fee Rate” means for any day:

(i) As of the Closing Date, until changed hereunder in accordance with the provisions set forth in this definition, 35.0 basis points;

(ii) Commencing with the delivery of the Parent’s consolidated financial statements pursuant to Section 6.01(a), and continuing with the fiscal quarter ending April 28, 2012 and each fiscal quarter thereafter, the Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Leverage Ratio for the most recent determination date:

Leverage Ratio	Applicable Commitment Fee Rate
Level I < 1.50 to 1.00	20.0 bps
Level II >1.50 to 1.00 and < 2.00 to 1.00	25.0 bps
Level III > 2.00 to 1.00 and < 2.50 to 1.00	30.0 bps
Level IV > 2.50 to 1.00 and < 3.00 to 1.00	35.0 bps
Level V > 3.00 to 1.00	40.0 bps

(iii) For the purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent’s fiscal year based upon the Parent’s consolidated financial statements delivered pursuant to Section 6.01 (a) or (b) and (ii) each change in the Applicable Commitment Fee Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Level V (A) at any time that an Event of Default has occurred and has been continuing for 15 days (or, in the case of any Event of Default under Section 8.01(g), immediately upon such occurrence) and the Agent, so notifies the Borrower, and provided further that, immediately following the remedy and/or waiver or cure of the relevant Event of Default, the Leverage Ratio shall be deemed to have been reinstated to the Level which would otherwise be applicable (and the Applicable Commitment Fee Rate adjusted accordingly), or (B) subject to the Agent’s discretion, if the Parent fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 6.01(a) or (b) during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. The Agent will promptly provide notice of any determination of the Applicable Commitment Rate to the Company and the Lenders. Any such determination by the Agent shall be conclusive and binding absent manifest error.

“Applicable Margin” means, for any day:

(i) As of the Closing Date, until changed hereunder in accordance with the following provisions, 175.0 basis points for Eurodollar Loans and 75.0 basis points for Base Rate Loans;

(ii) Commencing with the delivery of the Parent’s consolidated financial statements pursuant to Section 6.01(a), and continuing with the fiscal quarter ending April 28, 2012 and each fiscal quarter thereafter, the Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio for the most recent determination date:

Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
Level I < 1.50 to 1.00	100.0 bps	0.0 bps
Level II > 1.50 to 1.00 and < 2.00 to 1.00	125.0 bps	25.0 bps
Level III > 2.00 to 1.00 and < 2.50 to 1.00	150.0 bps	50.0 bps
Level IV > 2.50 to 1.00 and < 3.00 to 1.00	175.0 bps	75.0 bps
Level V > 3.00 to 1.00	200.0 bps	100.0 bps

(iii) For the purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent’s fiscal year based upon the Parent’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) and (ii) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that any change in the Applicable Margin relating to outstanding Loans made as Eurodollar Loans shall be effective (A) in the case of an Interest Period of 1, 2 or 3 months, upon the expiration of the current Interest Period with respect to such Borrowing and (B) in the case of an Interest Period of 6 months, on each Interest Payment Date, and provided further that the Leverage Ratio shall be deemed to be in Level V (A) at any time that an Event of Default has occurred and has been continuing for 15 days (or, in the case of any Event of Default under Section 8.01(g), immediately upon such occurrence) and the Agent, so notifies the Borrower, and provided further that, immediately following the remedy and/or waiver or cure of the relevant Event of Default, the Leverage Ratio shall be deemed to have been reinstated to the Level which would otherwise be applicable (and the Applicable Margin adjusted accordingly) or (B) subject to the Agent’s discretion, if the Parent fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 6.01(a) or (b) during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. Any changes in the Applicable Margin shall be determined by the Agent in accordance with the provisions set forth in this definition, and the Agent will promptly provide notice of such determinations to the Company and the Lenders. Any such determination by the Agent shall be conclusive and binding absent manifest error.

“Arrangement Fee Letter” means the Arrangement Fee Letter dated as of the Closing Date among the Company, PNC Bank, JPM, PNC Capital Markets LLC and J.P. Morgan Securities LLC.

“ARS Certification Date” means June 16, 2009.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by the definition of “Eligible Assignee” or by Section 11.05(c)), and accepted by the Agent, in the form of Exhibit F or any other form approved by the Agent.

“Auction Rate Securities” means any auction rate securities permitted by clause (f) of the definition of Permitted Investments.

“Authorized Officer” means (i) with respect to the Parent, any of the following officers: the Chief Executive Officer, the Chief Financial Officer, the Senior Vice President, the Treasurer or the Assistant Treasurer, and (ii) with respect to the Company, any of the following officers: the President, the Chief Financial Officer, the Senior Vice President, the Vice President, the Treasurer or the Assistant Treasurer, and (iii) with respect to any Subsidiary of the Company, any of the following officers: the President, the Chief Financial Officer, the Senior Vice President, the Vice President, the Treasurer or the Assistant Treasurer of such Subsidiary or such other Person as is authorized in writing to act on behalf of such Subsidiary and is acceptable to the Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Company.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Open Rate plus 1/2% and (iii) the Daily Adjusted Eurodollar Rate plus 1%. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Loan” means each Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Borrower” means the Company.

“Borrowing” means the incurrence of Loans consisting of one Type of Loan, by the Borrower from all of the Lenders having Commitments in respect thereof on a pro rata basis on a given date or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which commercial banks in Pittsburgh, Pennsylvania are authorized or required by law to remain closed provided that the term “Business Day” shall also exclude, with respect to any matters relating to Eurodollar Loans, any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

“Capital Lease” as applied to any Person means any lease of (or other arrangement conveying the right to use) real or personal property or a combination thereof which obligations are required to be classified and accounted for as capital leases on the balance sheet of that Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease of the Parent or any of its Subsidiaries, without duplication, and the amount of such obligations shall be the capitalized amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof but in all cases other than the Parent or any Subsidiary of the Parent, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Parent or any Subsidiary of the Parent, or any entity or trustee holding Equity Interests for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Parent or any Subsidiary of the Parent), of Equity Interests representing more than 33% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent as of the date of such acquisition; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; or (c) the Company ceases, directly or indirectly, to be a wholly owned Subsidiary of the Parent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning provided in Section 11.20.

“CIP Regulations” has the meaning provided in Section 9.07.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Closing Date” means the date upon which the conditions specified in Section 5.01 are satisfied.

“Closing Fee Letter” means the Closing Fee Letter dated as of the Closing Date between the Company and the Agent, for the benefit of the Lenders.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Lead Arrangers” means, collectively, PNC Capital Markets LLC and J.P. Morgan Securities LLC, in each case in their capacities as a co-lead arranger hereunder.

“Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule I, as the same may be reduced from time to time pursuant to Section 2.09 or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.05.

“Commitment Fees” has the meaning provided in Section 2.08(a).

“Commitment Period” means the period from and including the Closing Date through and including February 22, 2013.

“Commodities Hedge Agreement” means a commodities contract purchased by the Company or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to paper or other raw materials necessary to the manufacturing or production of goods in connection with the business of the Company and its Subsidiaries.

“Company” has the meaning provided in the first paragraph of this Agreement.

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Confidential Information” has the meaning provided in Section 11.14(b).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Parent and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Parent and its Subsidiaries.

“Consolidated EBITDAR” means, for any period, Consolidated Net Income for such period; plus without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Interest Expense, (ii) income and franchise (or similar) tax expense, (iii) depreciation and amortization expense (including impairment of long term store fixed assets), (iv) Minimum Rent (plus contingent store rent plus non-cash rent expense), (v) Non-Cash Compensation Charges, (vi) losses on any Specified Auction Rate Securities, in each case not to exceed the applicable Temporary Impairment for such Specified Auction Rate Securities, (vii) non-cash charges related to the Ruehl Exit in an aggregate amount not to exceed $50,000,000, (viii) non-recurring cash charges in an aggregate amount not to exceed $61,000,000 related to the Ruehl Exit, (ix) additional non-recurring non-cash charges in an amount not to exceed $20,000,000 in the aggregate during any Testing Period, and (x) other non-recurring cash charges in an amount not to exceed $10,000,000 in the aggregate during any Testing Period minus without duplication (A) Interest Income, (B) any benefit received from income, franchise (or similar) tax expense to the extent included in the determination of Consolidated Net Income, (C) gains arising from any Specified Auction Rate Securities, in each case resulting from the excess of the Fair Value thereof and (D) any cash payments made during such period that were deducted in determining Consolidated Net Income and added back in determining Consolidated EBITDAR in a previous Testing Period under clauses (v) or (ix); all as determined in accordance with GAAP on a consolidated basis for the Parent and the Subsidiaries.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Parent and its Subsidiaries for such period (excluding extraordinary gains and losses), as determined in accordance with GAAP on a consolidated basis.

“Consolidated Tangible Assets” means, at any time, the aggregate amount of assets of the Parent and the Subsidiaries, minus all goodwill, trade names, trademarks, patents and other intangible assets of the Parent and the Subsidiaries, all as set forth in the consolidated balance sheet of the Parent and the Subsidiaries most recently delivered by the Parent and the Company pursuant to Section 6.01, on such date of determination, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means all assets of the Parent and its Subsidiaries less goodwill, less intangible assets and less total liabilities, all on a consolidated basis and determined in conformity with GAAP.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.07.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Coverage Ratio” means, for the Parent and the Subsidiaries on a consolidated basis as of the end of each Testing Period and as of any time Pro Forma Compliance is required to be demonstrated, the ratio of (a) Consolidated EBITDAR for the relevant Testing Period to (b) the sum of, without duplication, (x) Net Interest Expense, plus (y) scheduled payments of long-term debt as reported in accordance with GAAP, due within twelve months of the date of determination (but excluding Indebtedness under the Revolving Facility and the final Scheduled Repayment under this Agreement), plus (z) the sum of (i) Minimum Rent and (ii) contingent store rent, in each case for the Testing Period most recently ended.

“Credit Event” means the making of any Borrowing, any Conversion or Continuation.

“Credit Facility” means the credit facility established under this Agreement pursuant to the Commitments of the Lenders.

“Credit Facility Exposure” means, for any Lender at any time, the aggregate principal amount of all Loans made by such Lender that are outstanding at any time.

“Credit Party” means the Parent, the Company or any Subsidiary Guarantor.

“Credit Party Guaranty” has the meaning provided in Section 5.01(h).

“Daily Adjusted Eurodollar Rate” means, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Eurodollar Reserve Percentage on such day.

“Default” means any event or condition which constitutes an Event of Default or which upon notice or lapse of time or both, would unless cured or waived become an Event of Default.

“Default Rate” means, for any day, a rate per annum equal to (i) the Base Rate in effect on such day, plus (ii) the Applicable Margin for Base Rate Loans in effect on such day, plus (iii) 2.00%.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Designated Hedge Agreement” means any Hedge Agreement to which the Parent or any of its Subsidiaries is a party and as to which a Lender or any of its Affiliates is a counterparty.

“Designated Hedge Creditor” means each Lender or Affiliate of a Lender that participates as a counterparty to any Credit Party or any Foreign Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

“Dollars,” “U.S. dollars” and the sign “$” each means lawful money of the United States.

“Domestic Lending Office” means, with respect to each Lender, the office located in the United States designated by such Lender to the Agent as such Lender’s lending office for all purposes of this Agreement.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any state thereof, the District of Columbia, or any United States possession.

“Eligible Assignee” means (i) a Lender (other than a Defaulting Lender), (ii) an Affiliate or branch of a Lender (other than a Defaulting Lender), and (iii) any other Person (other than a natural Person) approved by (A) the Agent, and (B) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent, the Company or any of their respective Subsidiaries; provided, further, that the Borrower shall not be deemed to have unreasonably withheld or delayed the provision of its consent if, as a result of a participation by a Lender pursuant to Section 11.05(b), an assignment by a Lender pursuant to Section 11.05(c) or any other provision of this Agreement, the Borrower would be obliged to make a payment to the proposed assignee of the Loans under Section 3.01 or Section 3.03 of this Agreement to the extent such payment would not have been otherwise due to the assigning Lender.

“Environmental Claims” means any and all global, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any applicable federal, state, provincial, foreign, municipal or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or global interpretation thereof, including any judicial or global order, consent, decree or judgment issued to or rendered against the Parent or any of its Subsidiaries relating to the environment or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; and any state, provincial, municipal and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials in violation of Environmental Law, (d) the release or threatened release of any Hazardous Materials into the environment in violation of Environmental Law or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equalization Date” means the date upon the earliest to occur of (i) the termination of all of the Commitments pursuant to Section 8.02(a), (ii) the acceleration of all of the Obligations pursuant to Section 8.02(b), (iii) the occurrence of an Event of Default pursuant to Section 8.01(g), or (iv) the Maturity Date, to the extent that any of the Obligations remain outstanding as of the close of business (local time in the Notice Office) as of such date.

“Equalization Percentage” means, with respect to each Lender, a percentage determined for such Lender on the Equalization Date obtained by dividing the Credit Facility Exposure of such Lender on the Equalization Date by the Aggregate Credit Facility Exposure on the Equalization Date as the foregoing percentage may be adjusted as a result of any assignments made pursuant to Section 11.05 after the Equalization Date.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any trade or business (whether or not incorporated) or any Person (as defined in Section 3(9) of ERISA), that, together with the Parent or a Subsidiary of the Parent is treated as a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Parent or a Subsidiary of the Parent being or having been a general partner of such Person.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Eurodollar Reserve Percentage” means as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Default” has the meaning provided in Section 8.01.

“Excluded Domestic Subsidiary” has the meaning provided in Section 6.10.

“Excluded Taxes” has the meaning provided in Section 3.03(a).

“Exemption Certificate” has the meaning provided in Section 3.03(b).

“Fair Value” means, for each category of Specified Auction Rate Securities, the difference between the applicable amounts identified in the columns labeled “Face Value” and “Temporary Impairment” in the attachment to the certificate previously delivered to the Agent and the Lenders on the ARS Certification Date.

“FAS 13/98 Transactions” means any real estate transaction that falls within the scope of EITF No. 97-10 “The Effect of Lessee Involvement in Asset Construction” or qualifies for sale-leaseback treatment under FAS No. 13 or No. 98 or is accounted for under FAS No. 66, but with respect to which neither the Parent nor any of its Subsidiaries has acquired and sold the asset that is the subject of such transaction.

“FAS 159” has the meaning provided in Section 1.04.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FATCA Documentation” has the meaning provided in Section 3.03(b).

“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.08.

“Financial Officer” means the Chief Financial Officer, Chief Operations Officer, the Senior Vice President, the Vice President having authority over financial matters or the Treasurer of the Company and/or the Parent, as applicable.

“Financial Projections” has the meaning provided in Section 4.04(b).

“Fixed Commitment Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Commitment by the Total Commitment; provided, however, that if the Total Commitment has been terminated, the Fixed Commitment Percentage for each Lender shall be determined by dividing such Lender’s Commitment immediately prior to such termination by the Total Commitment immediately prior to such termination. The Fixed Commitment Percentage of each Lender as of the Closing Date is set forth on Schedule 1 hereto.

“Foreign Bank Guarantee” means any bank guarantee collateralized by cash and securities and directly relating to foreign lease obligations.

“Foreign Credit Party” has the meaning provided in the Revolving Facility.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Forward Minimum Rent Commitments” means Minimum Rent commitments (less related sublease income) under non-cancelable store leases, including under any such store leases of any Person other than the Parent, the Company or a Subsidiary to the extent, directly or indirectly guaranteed, endorsed or assumed by the Parent, the Company or any Subsidiary or in respect of which the Parent, the Company or any Subsidiary is primarily liable (or contingently or otherwise liable), for the fiscal year following the Parent’s most recently ended fiscal year, as certified by a Financial Officer.

“Funding Amount” means, with respect to any Borrowing, such Lender’s pro rata share of such Borrowing based upon such Lender’s applicable Fixed Commitment Percentage in effect at the time such Borrowing is to be made.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank, global tribunal, or other entity exercising executive, legislative, judicial, taxing, regulatory, administrative or global powers or functions of or pertaining to government.

“Guarantors” means, collectively, the Parent and the Subsidiary Guarantors.

“Guarantee Obligations” as to any Person (the “guarantor”) means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, friable asbestos or materials containing friable asbestos, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.

“Immaterial Subsidiary” means any Subsidiary of the Company other than a Material Subsidiary.

“Increased Costs” has the meaning provided in Section 3.01(a)(ii).

“Indebtedness” of any Person means without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantee Obligations of such Person with respect to Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person, (k) all obligations of such Person with respect to asset securitization financing, (l) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations in excess of the aggregate for all such obligations of $1,000,000, and (m) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse, other than for breach of representations and/or warranties by the seller or its Affiliate), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor

“Indemnitees” has the meaning provided in Section 11.02.

“Insolvency Event” means, with respect to any Person, (i) the commencement of a voluntary case or proceeding by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States; (ii) the commencement of an involuntary case or proceeding against such Person under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case or proceeding; (iii) a custodian (as defined in the Bankruptcy Code) or a receiver, interim receiver, trustee or monitor, or any similar person under any insolvency law is appointed for, or takes charge of, all or substantially all of the property of such Person; (iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, interim receiver, monitor, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment or composition of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (vi) such Person is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or (x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Interest Expense” means, for any period, the gross interest expense of the Parent and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Income” means, for any period, interest income of the Parent and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” has the meaning provided in Section 2.06(c).

“Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three or six months as selected by the Borrower; provided, however, that: (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Maturity Date; (v) if, upon the expiration of any Interest Period, the Borrower has failed to (but is otherwise permitted to) elect a new Interest Period to be applicable to the respective Borrowing of any Eurodollar Loan, the Borrower shall be deemed to have elected to Continue such Borrowing as a Eurodollar Loan with the same Interest Period as the Eurodollar Loan that is then expiring; and (vi) if, upon the expiration of any Interest Period, the Borrower is not permitted to elect a new Interest Period to be applicable to the respective Borrowing of any Eurodollar Loan, the Borrower shall be deemed to have elected to Convert such Borrowing to a Base Rate Loan.

“Investment Policy” means the investment policies for global cash management and the rabbi trust of the Parent as approved by the Parent’s board of directors as in effect from time to time.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lender Default” means (i) the refusal (which has not been retracted) of a Lender in violation of the requirements of this Agreement to make available its portion of any Borrowing unless the same is the subject of a good faith dispute, or (ii) a Lender having notified the Agent that it does not intend to comply with its obligations under Article II, in the case of (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Lender Register” has the meaning provided in Section 2.05(c).

“Leverage Ratio” means for the Parent and the Subsidiaries on a consolidated basis as of the end of each Testing Period and as of any time Pro Forma Compliance is required to be demonstrated, the ratio of (i) Adjusted Total Debt to (ii) Consolidated EBITDAR for the Testing Period most recently ended.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” has the meaning assigned to such term in Section 2.01.

“Loan Documents” means this Agreement, the Notes, the Credit Party Guaranty, the Agent Fee Letter, the Arrangement Fee Letter, and the Closing Fee Letter.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Parent and the Subsidiaries taken as a whole, (b) the ability of the Parent or the Borrower to perform any of its obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Lenders under this Agreement or any Loan Document.

“Material Indebtedness” means (a) Indebtedness (other than the Loans), or obligations in respect of one or more Hedge Agreements, of any one or more of the Parent, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $25,000,000, and (b) the Revolving Facility. For purposes of determining Material Indebtedness under clause (a) of this definition, the “principal amount” of the obligations of the Parent, the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent, the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Subsidiary” means (a) the Borrower, (b) any Subsidiary owning an Equity Interest in a Material Subsidiary and (c) any other Subsidiary (i) the consolidated revenues of which for the most recent fiscal year of the Parent for which audited financial statements have been delivered pursuant to Section 6.01 were greater than 10% of the Parent’s consolidated revenues for such fiscal year or (ii) that as of the end of such fiscal year comprised greater than 10% of the Consolidated Tangible Assets as of such date, or (iii) the EBITDAR of which as of the end of such fiscal year was greater than 10% of Consolidated EBITDAR for such fiscal year.

“Maturity Date” means February 23, 2017.

“Maximum Credit Facility Amount” means $300,000,000, as such amount may be reduced pursuant to Section 2.09.

“Minimum Borrowing Amount” means $50,000,000, in integral multiples of $25,000,000 thereafter.

“Minimum Rent” means total store rent expense less contingent store rent less non-cash rent expense, and shall exclude any store lease payments to landlords related to the Ruehl Exit in an aggregate amount not to exceed $55,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent, the Company or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, to which the Parent, the Company or any ERISA Affiliate, and one or more employers other than the Parent, the Company or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Parent, the Company or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Net Interest Expense” means the greater of (a) zero and (b) Interest Expense less Interest Income.

“Non-Cash Compensation Charge” means, for any period, non-cash compensation expenses or other non-cash charges arising from the grant of or issuance of stock options, restricted stock, restricted stock units or stock-settled stock appreciation rights in connection with employee plans or other equity compensation arrangements.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Note” has the meaning assigned to such term in Section 2.05.

“Notice of Borrowing, Continuation or Conversion” has the meaning provided in Section 2.03.

“Notice Office” means the office of the Agent at 500 First Avenue, 4th Floor, Pittsburgh, Pennsylvania 15219, Attention: Agency Services (facsimile: 412-762-8672), with a copy to the office of the Agent at 155 East Broad Street, Locator B4-B230-07-05, Columbus, Ohio 43215, Attention: Tom Redmond (facsimile: 614-463-7350), or such other office as the Agent may designate in writing to the Company from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Agent, or any Lender pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” has the meaning provided in Section 11.01.

“Parent” has the meaning provided in the first paragraph of this Agreement.

“Participant” has the meaning provided in Section 11.05(b).

“Payment Office” means the office of the Agent at 500 First Avenue, 4th Floor, Pittsburgh, Pennsylvania 15219, Attention: Agency Services (facsimile: 412-762-8672), or such other office(s), as the Agent may designate to the Company in writing from time to time.

“Payment Sharing Percentage” means, with respect to any Lender at any time with respect to any payment relating to the Credit Facility, such Lender’s Fixed Commitment Percentage.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” means any Acquisition as to which all of the following conditions are satisfied:

(i) such Acquisition involves a line or lines of business that is or are complementary to the lines of business in which the Parent and its Subsidiaries, considered as an entirety, are engaged on the Closing Date;

(ii) no Default or Event of Default is continuing at the time of or immediately after giving effect to such Acquisition; and

(iii) the Parent and its Subsidiaries would, after giving effect to such Acquisition, be in Pro Forma Compliance with the financial covenants contained in Section 7.07.

“Permitted Investments” means:

(a) direct obligations of the United States Treasury;

(b) debt securities of United States Federal agencies and United States government sponsored enterprises which carry the explicit or implied guarantee of the United States Government, including the Government National Mortgage Association, the Federal Home Loan Bank, the Federal Farm Credit Bank, the Federal National Mortgage Association, and the Student Loan Marketing Association;

(c) certificates of deposit and banker’s acceptances of domestic or foreign banking institutions with total assets in excess of US$1,000,000,000 and which are rated S&P and Moody’s A-1/P-1 or the equivalent;

(d) corporate debt instruments (including Rule 144A debt securities) which are denominated and payable in U.S. dollars and are issued by companies which carry a rating of A1/A+ or better, or in the case of commercial paper are rated A2/P2 or better;

(e) asset-backed securities of auto and credit card receivables issuers carrying an S&P rating of AAA or better;

(f) auction preferred stock and auction rate certificates that, (i) at the date of purchase are (or were at the date of purchase) rated at least AA by S&P (or the equivalent) and (ii) at the date of purchase have (or had at the date of purchase) not more than 180 days until the next auction;

(g) short-term tax exempt debt obligations of Governmental Authorities consisting of municipal notes, commercial paper, auction rate notes and floating rate notes rated A1/P1 by S&P and Moody’s, municipal notes rated SP1/MIG-1 or better and bonds rated AA or better;

(h) repurchase agreements with major banks and dealers that are recognized as primary dealers by the Federal Reserve Bank of New York and which are collateralized by United States Treasury or agencies securities valued at 102% of the purchase price;

(i) United States money market funds that comply with the requirements of Rule 2a-7 under the Investment Company Act of 1940 and are rated as least AA/Aa by S&P and Moody’s;

(j) in the case of any Foreign Subsidiary, obligations and securities of any foreign Governmental Authority or financial institution meeting substantially similar criteria; and

(k) any other investments that are made pursuant to the Investment Policy approved by the Parent’s board of directors.

“Permitted Lien” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) easements, servitudes, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(f) interests of a lessor or lessee arising under a lease;

(g) Liens resulting from judgments provided such judgments in the aggregate do not constitute an Event of Default under clause (k) of Section 8.01;

(h) Liens on assets of Foreign Subsidiaries arising by operation of law (or created as a matter of mandatory law) or pursuant to customary business practice and that do not materially affect the value of such assets;

(i) Liens incurred in connection with Foreign Bank Guarantees permitted by Section 7.01(i); and

(j) provided that the term “Permitted Lien” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any single-employer plan, as defined in Section 4001 of ERISA, that is maintained or contributed to by (or to which there is an obligation to contribute by) the Parent or a Subsidiary of the Parent or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Parent, or a Subsidiary of the Parent or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan. For the avoidance of doubt, “Plan” does not include any employee benefit plan provided exclusively in respect of employment in any country other than the United States.

“Primary Indebtedness” has the meaning provided in the definition of “Guarantee Obligations.”

“Primary Obligor” has the meaning provided in the definition of “Guarantee Obligations.”

“Prime Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal the rate of interest established by the Agent from time to time, as its prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, in connection with or after the occurrence of any Acquisition, compliance with such covenant or test after giving effect to such Acquisition (including pro forma adjustments arising out of events that are directly attributable to such proposed Acquisition, are factually supportable and are expected to have a continuing impact, using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or to be acquired, and the consolidated financial statements of the Parent and its Subsidiaries that shall be reformulated as if such Acquisition, and any other Acquisitions that have been consummated during the relevant period, and the incurrence, assumption and/or repayment of any Indebtedness or other liabilities incurred in connection with any such Acquisitions or otherwise during the relevant period had been consummated, incurred or repaid, respectively, at the beginning of such period and assuming that any such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant Acquisition at the interest rates applicable to outstanding Loans during such period).

“Pro Forma Compliance” means, at any date of determination, that the Parent and its Subsidiaries would have been in compliance with the covenants set forth in Section 7.07 as of the last day of the most recently ended Testing Period (had the cash dividend or share repurchase being tested been made on the last day of such Testing Period, or, in the case of any Acquisition, on the first day of such Testing Period, and in each case computed on the basis of (a) balance sheet amounts as of the most recently completed fiscal quarter, and (b) income statement amounts for the most recently completed Testing Period, in each case, for which financial statements have been delivered to the Agent and, in the case of an Acquisition, calculated on a Pro Forma Basis).

“Prohibited Transaction” means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another widely and internationally recognized publication selected by the Agent).

“Qualifying Lender” means a Lender that is either (a) treated as a resident of a jurisdiction that has a double taxation agreement with the jurisdiction of the Borrower, which double taxation agreement provides for full exemption for such Lender from any tax imposed by the jurisdiction of the Borrower on interest or (b) fully exempt from the withholding of tax on interest under a relevant tax law in the jurisdiction of the Borrower.

“RCRA” means the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Reference Banks” means (i) PNC Bank, National Association and (ii) JPMorgan Chase Bank N.A. or, if any of the foregoing cease to be a Lender under this Agreement, any other Lender selected by the Agent.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates, other than, in the case of any Lender or any of its Affiliates, any of the shareholders of the ultimate parent company of such Lender or such Lender’s Affiliates.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsections .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Required Lenders” means (i) at any time prior to the termination of the Commitments (whether pursuant to Section 8.02(a) or otherwise), Non-Defaulting Lenders whose Commitments constitute at least 51% of the Total Commitments, and (ii) at any time thereafter, Non-Defaulting Lenders whose Credit Facility Exposure constitutes at least 51% of the Aggregate Credit Facility Exposure.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent, the Company or any Subsidiary, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of (i) the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest of the Parent, the Company or any Subsidiary or (ii) any option, warrant or other right to acquire any such Equity Interest of the Parent, the Company or any Subsidiary.

“Revolving Facility” means that certain Amended and Restated Credit Agreement, dated as of July 28, 2011 (as amended, restated, modified or otherwise supplemented from time to time) among the Company, the foreign subsidiary borrowers party thereto, Parent, the lenders from time to time party thereto and the Agent.

“Revolving Facility LC Issuer” means any issuer of a Standby Letter of Credit or a Trade Letter of Credit under the Revolving Facility.

“Ruehl Exit” means store closings, brand exiting related activities and other discontinued operations or infrastructure downsizing (including, without limitation, store lease buyout, store debranding and related payments and expenses related to severance and related employment matters), in each case directly related to the exit of the Ruehl business and brand.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Parent or any of its Subsidiaries of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Parent and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Parent or such Subsidiary to such Person, and shall in all events exclude any FAS 13/98 Transaction.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Secured Hedge Cap” means $25,000,000; provided that, in the event that applicable governmental regulations require cash and securities to be used to secure Hedge Agreements, the Secured Hedge Cap shall be increased to $50,000,000 during the time such regulations are in effect.

“Specified Auction Rate Securities” means the specific Auction Rate Securities disclosed to the Agent and the Lenders on the ARS Certification Date in a certificate delivered to the Agent on such date.

“Standby Letter of Credit” means each irrevocable letter of credit issued by any Revolving Facility LC Issuer relating to obligations (including performance obligations) of the Company, any Subsidiary, any Credit Party or any Foreign Credit Party incurred pursuant to contracts to which the Company, any Subsidiary, any Credit Party or any Foreign Credit Party is or proposes to become a party in the ordinary course of business.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time or in which the Parent, the Company or one or more other Subsidiaries of the Parent, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Parent or the Company, as applicable.

“Subsidiary Guarantor” means any Subsidiary of the Parent that is or hereafter becomes a party to the Credit Party Guaranty. Schedule 2 hereto lists each Subsidiary Guarantor as of the Closing Date.

“Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for income tax purposes.

“Taxes” has the meaning provided in Section 3.03.

“Temporary Impairment” means, for each category of Specified Auction Rate Securities, the applicable amount identified in the column labeled “Temporary Impairment” in the attachment to the certificate delivered to the Agent and the Lenders on the ARS Certification Date.

“Testing Period” means a single period consisting of the four consecutive fiscal quarters of the Parent then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Total Commitments” means the sum of the Commitments of the Lenders as the same may be decreased pursuant to Section 2.09. As of the Closing Date, the amount of the Total Commitment is $300,000,000.

“Total Debt” means at any date, the consolidated total Indebtedness of the Parent and the Subsidiaries as of such date, as determined in accordance with GAAP (excluding from Indebtedness (i) Indebtedness incurred in connection with any FAS 13/98 Transactions and (ii) all obligations, contingent or otherwise, of the Parent and any Subsidiary as an account party under any Trade Letters of Credit but shall include any Indebtedness of the Parent or any Subsidiary under any Standby Letter of Credit (without duplication of any Indebtedness incurred, if any, in the form of any letter of credit or bank guarantee supporting rental obligations of the Parent, the Company or any Subsidiary).

“Trade Letter of Credit” means each commercial documentary letter of credit issued by a Revolving Facility LC Issuer for the purchase of goods in the ordinary course of business.

“Transactions” has the meaning provided in Section 4.02.

“Type” means any type of Loan determined with respect to the interest option applicable thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of Ohio.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“United States” and “U.S.” each means United States of America.

“Unutilized Total Commitment” means, at any time, the excess of (i) the Maximum Credit Facility Amount at such time over (ii) the Aggregate Credit Facility Exposure at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act).

“Withholding Certificate” has the meaning provided in Section 3.03(b).

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

Section 1.04 Accounting Terms; GAAP. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Company notifies the Agent and the Lenders that the Company requests any amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof or on the operation of such provision (or if the Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), including without limitation, any change in the treatment of Capital Leases and/or Operating Leases that affects the covenants (financial or otherwise) set forth in this Agreement, regardless of whether any such notice is given before or after such change in GAAP or the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision(s) is/are amended in a manner satisfactory to the Company, the Agent and the Required Lenders as contemplated by the following sentence. In furtherance of the foregoing, at the request of the Company, the Parent, the Company, the Agent and the Lenders agree to negotiate in good faith any such amendment addressing the impact of changes in GAAP upon the covenants (financial or otherwise) at no cost to the Company other than the reimbursement of the Agent’s costs and expenses as contemplated by Section 11.01. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof (“FAS 159”), provided that to the extent any financial statements delivered hereunder are prepared giving effect to FAS 159, the Company shall provide to the Agent a reconciliation of such financial statements without giving effect to FAS 159.

ARTICLE II

THE TERMS OF THE CREDIT FACILITY

Section 2.01 Commitments for Loans. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a “Loan” and, collectively, the “Loans”) to the Borrower in such aggregate amount as Borrower shall request pursuant to the Commitments.

Section 2.02 Credit Facility. Loans: (i) can only be incurred by the Borrower during the Commitment Period in an aggregate amount not to exceed the amount of the Total Commitments; (ii) except as otherwise provided herein, may, at the option of the Borrower, be incurred and maintained as, or Converted into Loans which are Base Rate Loans or Eurodollar Loans provided that all Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Loans of the same Type; (iii) shall not exceed for any Lender at the time of incurrence thereof the aggregate principal amount of the Commitment, if any, of such Lender at such time; (iv) can be incurred in no more than four (4) separate Borrowings (without giving effect to Conversions and Continuations) during the Commitment Period; (v) once repaid or prepaid may not be re-borrowed, and (vi) at no time shall there be more than six (6) Borrowings of Eurodollar Loans outstanding hereunder.

Section 2.03 Notice of Borrowing.

(a) Time of Notice. Each Borrowing shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 11:00 A.M. (local time at its Notice Office), at least three Business Days prior to the date of such Borrowing, and (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Borrowing.

(b) Notice of Borrowing. Each request for a Borrowing shall be made by an Authorized Officer of the Borrower requesting such Borrowing by delivering written notice of such request substantially in the form of Exhibit B hereto (each such notice, a “Notice of Borrowing, Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing, Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

(d) Maximum Borrowings. More than one Borrowing may be incurred by the Borrower on any day; provided, however, that if there are two or more Borrowings on a single day by the Borrower that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period.

Section 2.04 Funding Obligations; Disbursement of Funds.

(a) Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.09 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) Funding Obligations. All Loans shall be made on a pro rata basis based upon each Lender’s Fixed Commitment Percentage of the amount of such Borrowing.

(c) Notice to Lenders. The Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing, Continuation or Conversion, as the case may be, relating thereto.

(d) Funding of Loans. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, Continuation or Conversion, each Lender will make available its pro rata share, if any, of each Borrowing requested to be made on such date to the Agent at the Payment Office in Dollars and in immediately available funds and the Agent promptly will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) in the aggregate of the amounts so made available.

Section 2.05 Evidence of Obligations.

(a) Notes. The obligation of the Borrower to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced, if so requested by the applicable Lender, by a promissory note of the Borrower substantially in the form of Exhibit A (each a “Note” and, collectively, the “Notes”). Upon the request of any Lender, the Note issued to such Lender shall: (i) be executed by the Borrower; (ii) be payable to the order of such Lender and be dated on or prior to the date of the initial Borrowing; (iii) be payable in the principal amount of Loans evidenced thereby; (iv) be payable and mature on the Maturity Date; (v) bear interest as provided in Section 2.06 in respect of the Base Rate Loans or Eurodollar Loans, as the case may be, evidenced thereby; (vi) be subject to mandatory prepayment as provided in Section 2.10; and (vii) be entitled to the benefits of this Agreement and the other Loan Documents.

(b) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Loan Accounts of Agent; Lender Register. The Agent shall maintain accounts in which it shall record (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the Interest Period and the applicable interest rate, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) the other details relating to the Loans to be made hereunder. In addition, the Agent shall, for its benefit and on behalf of the Borrower, maintain at its address referred to in Section 11.04 a copy of each Assignment and Assumption delivered to it and a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Agent will make the Lender Register available to any Lender or the Company upon its request.

(d) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Sections 2.05(b) and (c) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein, provided, that the failure of any Lender or the Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

Section 2.06 Interest; Default Rate

(a) Interest on Loans. The outstanding principal amount of each Loan made by each Lender shall bear interest at a rate per annum that shall at all times be equal to (i) during such periods as such Loan is a Base Rate Loan, a fluctuating rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans in effect from time to time, and (ii) during such periods as such Loan is a Eurodollar Loan, a fixed rate per annum equal to the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin for Eurodollar Loans in effect from time to time.

(b) Default Interest. Notwithstanding the above provisions, if an Event of Default is in existence, upon written notice by the Agent (which notice the Agent shall give at the direction of the Required Lenders), all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Default Rate. In addition, if any amount payable by any Borrower under the Loan Documents is not paid when due, upon written notice by the Agent (which notice the Agent shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time pursuant to Section 2.06(a)(i) above.

(c) Accrual and Payment of Interest Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, and (iii) in respect of all Loans, on any repayment, prepayment, Continuation or Conversion (on the amount repaid, prepaid, Continued or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity, on demand (each such date referred to in clauses (i) through (iii), an “Interest Payment Date”).

(d) Computations of Interest and Discounts. All computations of interest on Eurodollar Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days and all computations of interest on Base Rate Loans hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(e) Information as to Interest Rates. The Agent upon determining the interest rate for any Borrowing shall promptly notify the Borrower and the Lenders thereof.

Section 2.07 Conversion and Continuation of Loans.

(a) Conversion and Continuation of Loans. The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loan that can be made to it pursuant to the Credit Facility and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans.

(b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to 11:00 A.M. (local time at its Notice Office), at least three Business Days prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office), on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrower delivering a Notice of Borrowing, Continuation or Conversion or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing, Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.08 Fees.

(a) Commitment Fees. The Company agrees to pay to the Agent, for the ratable benefit of each Non-Defaulting Lender based upon each such Lender’s Fixed Commitment Percentage of the Total Commitment, as consideration for the Commitments of the Lenders, commitment fees (the “Commitment Fees”) for the period from the Closing Date to, but not including, the last day of the Commitment Period, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on such day times (ii) the Unutilized Total Commitment in effect on such day. Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December, with the final payment on the last Business Day of March, 2013 for the period ending on the last day of the Commitment Period.

(b) [Reserved]

(c) Agent Fees. The Company shall pay to the Agent, on the Closing Date and thereafter, for its own account, the fees set forth in the Agent Fee Letter.

(d) Computations of Fees. All computations of Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days, unless based on the Base Rate, in which case they shall be calculated on the basis of a 365 or 366 day year, as applicable, for the actual days elapsed.

Section 2.09 Termination and Reduction of Commitments.

(a) Mandatory Termination of Commitments. The Total Commitments shall terminate on the last day of the Commitment Period.

(b) Voluntary Reduction of Commitments. Upon at least three (3) Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to partially and permanently reduce the Unutilized Total Commitment, provided that:

(i) any such reduction shall apply to proportionately and permanently reduce the Commitments of each of the Lenders; and

(ii) any partial reduction of the Unutilized Commitment pursuant to this Section 2.09 shall be in the amount of at least $10,000,000 (or, if greater, in integral multiples of $10,000,000).

Section 2.10 Payments and Prepayments of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty (except as specified in subpart (d) below), from time to time. The Borrower making such prepayment shall give the Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Agent by (x) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (y) 11:00 A.M. (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Agent to each of the affected Lenders; provided, however, that (i) in the case of prepayment of any Borrowings, each partial prepayment of any such Borrowing shall be in an aggregate principal of at least $5,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $1,000,000 in excess thereof; (ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and (iii) each prepayment in respect of any Loans shall, unless otherwise specified by the Borrower, be applied to repay such Loans in accordance with Section 2.11(b).

(b) Scheduled Repayments and Mandatory Prepayments. The Loans shall be subject to mandatory repayment or prepayment in accordance with the following provisions:

(i) Scheduled Repayments of Loans. On the last day of each fiscal quarter, beginning May 4, 2013, the Borrower shall make a principal payment on the Loans in an amount equal to 2.5% multiplied by the outstanding principal amount of the Loans as of the last day of the Commitment Period with the remaining outstanding amounts due on the Maturity Date (each such repayment, a “Scheduled Repayment”); and

(ii) Maturity. Unless Continued or Converted in accordance with the terms of this Agreement, the principal amount of each Eurodollar Loan shall be payable by the Borrower on the last day of the Interest Period applicable to such Eurodollar Loan. The entire principal amount of all outstanding Loans owing by the Borrower shall be repaid in full on the Maturity Date.

(c) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans required by this Section, the Borrower making such repayment or prepayment shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into Base Rate Loans and (iii) each repayment and prepayment of any Loans made pursuant to a Borrowing shall be applied in accordance with Section 2.11(b). In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

(d) Breakage and Other Compensation. Any prepayment made pursuant to this Section shall be accompanied by any amounts payable in respect thereof under Article III hereof.

Section 2.11 Method and Place of Payment.

(a) Generally. All payments made by the Borrower hereunder, under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.

(b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Loans shall be applied by the Agent for the ratable benefit of the Lenders entitled thereto (based on each such Lender’s Payment Sharing Percentage at the time of such payment) to pay or prepay such Loans, (ii) all payments of Fees shall be applied as set forth in Section 2.08, and (iii) with respect to any other amounts, such amounts shall be distributed by the Agent for the ratable account of the Lenders entitled thereto in accordance with the terms of this Agreement.

(c) Payment of Obligations. All payments under this Agreement with respect to any of the Obligations shall be made to the Agent on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in Dollars.

(d) Timing of Payments. Any payments under this Agreement that are made later than 11:00 A.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e) Distribution to Lenders. Upon the Agent’s receipt of payments hereunder, the Agent shall immediately distribute to each Lender its ratable share (as determined in accordance with subpart (b) above), if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds.

ARTICLE III

TAXES, INCREASED COSTS AND ILLEGALITY

Section 3.01 Increased Costs, Illegality, etc.

(a) In the event that (x) in the case of clause (i) below, the Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the interest rate applicable to any Eurodollar Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurodollar Loan; or

(ii) subject to Section 3.03 and clauses (d) and (e) below, at any time that such Lender has incurred increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender deems material with respect to any Eurodollar Loans (other than any Excluded Taxes) because of any Change in Law, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurodollar Loan pursuant to this Agreement) (“Increased Costs”); or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Change in Law, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender (or the Agent in the case of clause (i) above) shall (x) on or promptly following such date or time and (y) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Company and to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, the affected Type of Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing, Continuation or Conversion given by the Borrower with respect to such Type of Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, Continuation or Conversion, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing, Continuation or Conversion for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, Continuation or Conversion, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, within 15 days after demand by such Lender, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall reasonably determine) as shall be required to compensate such Lender, for such increased costs or reductions described in clause (ii) above in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable and giving reasonable details of the circumstances giving rise to such claim, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.01(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 3.01(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 3.01(a)(ii) or (iii), cancel said Borrowing, or convert the related Notice of Borrowing, Continuation or Conversion into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Agent, require the affected Lender to Convert each such Eurodollar Loan into a Base Rate Loan, provided, however, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

(c) Subject to clauses (d) and (e) below and with respect to Eurodollar Loans only, if any Lender shall have determined that a Change in Law has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail and giving reasonable details of the circumstances giving rise to such claim, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice.

(d) Notwithstanding anything in this Agreement to the contrary, (i) no Lender shall be entitled to compensation or payment or reimbursement of other amounts under Section 3.01 for any amounts incurred or accruing more than 120 days prior to the giving of notice to the applicable Borrower of additional costs or other amounts of the nature described in such Section and (ii) no Lender shall demand compensation for any reduction referred to in Section 3.01(c) or payment if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

(e) Section 3.01 does not apply to the extent any Increased Cost is attributable to the breach by the relevant Lender or its Affiliates of any law, rule or regulation, or a failure by the relevant Lender or its Affiliates to make any required filing with any regulatory authority.

Section 3.02 Breakage Compensation. The Borrower shall compensate each applicable Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans and costs associated with foreign currency hedging obligations incurred by such Lender in connection with any Eurodollar Loan, but excluding any loss of the Applicable Margin on such Loans) which such Lender may sustain in connection with any of the foregoing: (i) if for any reason (other than a default by such Lender or the Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing, Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any of its Eurodollar Loans occurs on a date that is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 3.04(b); or (v) as a consequence of (x) any other default by the Borrower to repay or prepay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 3.04(b). The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section (and a reasonable level of detail as to the basis of calculation of such amounts) shall be delivered to the Company and the Borrower responsible therefor and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

Section 3.03 Net Payments.

(a) All payments made by the Borrower hereunder, under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any (A) franchise tax (imposed in lieu of net income taxes) and taxes imposed on or measured by the net income of a Lender pursuant to (i) the laws of the jurisdiction under which such Lender is organized or the jurisdiction in which the principal office or the Domestic Lending Office of such Lender is located or any subdivision thereof or therein or (ii) the laws of any jurisdiction as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, any Note or any other Loan Document) and (B) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (A) above (all such taxes described in this parenthetical, as modified by the proviso at the end of the succeeding sentence, being referred to collectively as “Excluded Taxes”)), any withholding tax that is imposed to the extent that the requirements for a waiver of withholding under FATCA are not met and all interest, penalties or similar liabilities with respect to such non-Excluded Taxes, levies, imposts, duties, fees, assessments or other charges (all such non-Excluded Taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the applicable Borrower agrees to pay such additional amounts as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note or in such other Loan Document; provided, however, that to the extent that any such payment, on the date that such payment falls due, could have been made without any such deduction or withholding if such payment were made to a Qualifying Lender, but the Lender to which such payment is made has ceased to be a Qualifying Lender other than as a result of any Change in Law, then the Borrower shall not be required to pay such additional amounts attributable to such Lender’s failure to be a Qualifying Lender. Each Qualifying Lender whose qualifying status is based upon a double tax treaty, or a relevant tax law in a jurisdiction of the Borrower, shall timely cooperate in completing any procedural formalities (including, without limitation, the completion and provision of the Internal Revenue Service Forms, the Withholding Certificate and an Exemption Certificate (if applicable) as described in Section 3.03(b)) necessary to obtain such Qualifying Lender status and shall promptly inform the Borrower and the Agent of any change affecting its Qualifying Lender status. If any amounts are payable in respect of Taxes pursuant to the sentence before the preceding sentence, the Borrower agrees to reimburse each Lender, within 15 Business Days of a written request of such Lender for taxes imposed on or measured by the net income of such Lender by reason of the payment of such Taxes and net of any tax benefits received by such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or Domestic Lending Office of such Lender is located, as the case may be, or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or the Domestic Lending Office of such Lender is located, as the case may be, and for any withholding of taxes measured by net income imposed by any relevant jurisdiction of the Borrower, the United States of America as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence, which request shall be accompanied by a statement from such Lender setting forth, in reasonable detail, the computations used in determining such amounts. The Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the respective Lender, evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Agent and each Lender, and reimburse the Agent or such Lender upon its written request, for the amount of any Taxes attributable to the Borrower so levied or imposed and paid or withheld by such Lender.

(b) (i) Each Lender that becomes a Lender on the Closing Date shall be a Qualifying Lender. Each Lender and Participant agrees to provide to the Company and the Agent on or prior to the Closing Date, or in the case of a Participant or a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.05 (unless the respective Lender or Participant was already a Lender or Participant hereunder immediately prior to such assignment or transfer and such Lender or Participant is in compliance with the provisions of this Section), prior to the date of such assignment or transfer to such Lender or Participant, and from time to time thereafter if required by the Company or the Agent: (1) either (x) two accurate and complete original signed copies of Internal Revenue Service Forms W-9, W-8BEN, W-8ECI, W-8EXP or W-8IMY (or successor, substitute or other appropriate forms) certifying to such Lender’s or Participant’s entitlement to a complete exemption from, or a reduced rate of withholding from, United States withholding tax with respect to payments to be made under this Agreement, any Note or any other Loan Document, or (y) in the case of a Lender or Participant that is not incorporated or organized under the laws of the United States or a state therein and is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit G (any such certificate, an “Exemption Certificate”) and an Internal Revenue Service Form W-8BEN or, in either case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or Participant claiming complete exemption from U.S. federal withholding tax on all interest payments by the Borrower made under this Agreement, any Note or any other Loan Document, and (2) either (x) a certificate substantially in the form of Exhibit H (any such certificate, a “Withholding Certificate”), executed by an authorized officer of such Lender and other appropriate documentation certifying to such Lender’s or Participant’s entitlement to a complete exemption from, or rate of, withholding tax under the relevant tax law (as modified by any relevant double tax treaty) in each relevant jurisdiction of the Borrower with respect to payments of interest to be made under this Agreement, any Note or any other Loan Document or (y) such other written certifications as shall be sufficient for the Company and the Agent to determine whether such Lender or Participant is entitled to a complete exemption from, or rate of, withholding tax under the relevant law in each relevant jurisdiction of the Borrower with respect to payments of interest to be made under this Agreement, any Note or any other Loan Document. In addition, each Lender and Participant agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Company and the Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two new accurate and complete original signed copies of the applicable Internal Revenue Service Form, an Exemption Certificate (if applicable), and a Withholding Certificate and related documentation, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender or Participant to a continued exemption from, or rate of, withholding tax in each relevant jurisdiction of the Borrower with respect to payments under this Agreement, any Note or any other Loan Document. In addition, if a payment made to a Lender or Participant under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Participant shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine that such Lender or Participant has complied with such Lender’s or such Participant’s obligations under FATCA or to determine the amount to deduct and withhold from any such payments (the “FATCA Documentation”). Solely for purposes of this Section 3.03(a)(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Each Lender and Participant that is not incorporated or organized under the laws of the jurisdiction under which the Borrower is incorporated or organized or is not a resident for taxation purposes of the Borrower’s country of tax residence, shall deliver to the Agent, the Company, and the applicable Governmental Authority (if required), prior to the date such Lender or Participant becomes a Lender or Participant under this Agreement, any form or certificate required in order that any payment by the Borrower under this Agreement or a Note to the Lender may be made without, or at a reduced rate of, withholding tax imposed on such payment under the laws of the jurisdiction under which the Borrower is incorporated or organized or is otherwise a resident for taxation purposes.

(iii) Notwithstanding anything to the contrary contained in Section 3.03(a), but subject to Section 11.05(c) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by each relevant jurisdiction of the Borrower (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender that has not provided to the Company such Internal Revenue Service Forms, Exemption Certificate (if applicable), Withholding Certificate, FATCA Documentation and related documentation that establish a complete exemption from withholding and (y) the Borrower shall not be obligated pursuant to Section 3.03(a) hereof to gross-up payments to be made to a Lender in respect of Taxes of such Lender or any additional amounts with respect thereto (A) if such Lender (or related Participant) has not provided to the Company the Internal Revenue Service Forms or statement required to be provided to the Company pursuant to this Section 3.03(b), (B) if the Company has been provided a Withholding Certificate from such Lender (or related Participant) providing for a zero rate of withholding tax under the relevant tax law in each relevant jurisdiction of the Borrower with respect to payments of interest to be made under this Agreement, which Withholding Certificate has proven to be inaccurate, (C) if the Lender was not a Qualifying Lender on the date that it became a Lender under this Agreement, or (D) to the extent that such forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.03 and except as specifically provided for in Section 11.05(c), the Borrower agrees to pay additional amounts and indemnify each Lender in the manner set forth in Section 3.03(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the previous sentence as a result of any changes after the date that such Lender became a Lender under this Agreement in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(c) If (i) a Lender or the Agent is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which indemnification has been paid by the Borrower pursuant to this Section or Section 11.01 and (ii) such Lender or the Agent, in its sole opinion, reasonably determines the amount of such refund, net of any costs incurred in pursuing such refund, is material, it shall make a timely claim to such Governmental Authority for such refund. If any Lender, in its sole opinion, reasonably determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes or Other Taxes paid as to which indemnification has been paid by the Borrower pursuant to this Section, or Section 11.01, it shall promptly remit to the Borrower such refund (including any interest received in respect thereof), net of all out-of-pocket costs and expenses incurred in obtaining the refund; provided, however, that the Borrower agrees to promptly return any such refund (including any interest received in respect thereof) to such Lender in the event such Lender is required to repay such refund to the relevant taxing authority. Any such Lender shall provide the Borrower with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on any Lender to apply for any such refund.

Section 3.04 Change of Lending Office; Replacement of Lenders.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c), or Section 3.03 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Domestic Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Domestic Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

(b) If (i) any Lender requests any compensation, reimbursement or other payment under Section 3.01(a)(ii) or (iii), or 3.01(c) with respect to such Lender, (ii) the Borrower is required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.03 (iii) any Lender is a Defaulting Lender or (iv) any Lender refused to consent to any amendment, waiver or other modification of any Loan Document requested by the Company that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then the Company may, at its sole expense, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.05(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that, so long as no Event of Default shall have occurred and is continuing, is not subject to any Taxes, which Eligible Assignee shall assume such obligations; provided, however, that (x) the Company shall have received the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02 hereof), and (z) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 3.01(a)(ii) or (iii), or (c) with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 3.03, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of an unconditional and irrevocable waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(c) Nothing in this Section 3.04 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 3.01 or Section 3.03.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Parent and the Company represent and warrant to each of the Lenders and the Agent that:

Section 4.01 Organization; Powers. Each of the Parent, the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.02 Authorization; Enforceability. The execution, delivery and performance by the Company, the Parent and the other Credit Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder (collectively, the “Transactions”) are within such Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of the Parent, the Company and each other Credit Party party hereto and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of each of the Parent, the Company or such Credit Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any of the Parent, the Company or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement for borrowed money or under any other material agreement binding upon any of the Parent, the Company or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by any of the Parent, the Company or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any material asset of any of the Parent, the Company or any Subsidiary.

Section 4.04 Financial Condition; No Material Adverse Change.

(a) The Company has furnished to the Agent and the Lenders complete and correct copies of the audited consolidated balance sheets of the Parent and its consolidated Subsidiaries as of January 29, 2011 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Parent and its consolidated Subsidiaries for the fiscal year of the Parent then ended, accompanied by the report thereon of PricewaterhouseCoopers. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the Parent and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which will involve a Material Adverse Effect. The Parent and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the Parent and its Subsidiaries.

(b) The financial projections of the Parent and its Subsidiaries for the fiscal years 2012 through 2016 prepared by the Parent and delivered to the Agent and the Lenders (the “Financial Projections”) were prepared on behalf of the Parent in good faith after taking into account historical levels of business activity of the Parent and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Parent and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Parent’s projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to the Parent or the Company as of the Closing Date which, if reflected in the Financial Projections, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

(c) Since January 29, 2011, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Parent, the Company and the Subsidiaries, taken as a whole.

Section 4.05 Properties.

(a) Each of the Parent, the Company and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Parent, the Company and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent, the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such failure to own or be licensed and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting any of the Parent, the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that expressly contest the validity of this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Parent, the Company nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) There has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 4.07 Compliance with Laws and Agreements. Each of the Parent, the Company and the Subsidiaries holds all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business and is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including any law, regulation, or list of any Governmental Authority including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act, that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Event of Default has occurred and is continuing.

Section 4.08 Investment Company Status. None of the Parent, the Company nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09 Taxes. The Parent and each of its Subsidiaries has filed all material tax returns, domestic and foreign, required to be filed by it and has paid and remitted all income taxes, goods and services or sales taxes shown to be due and payable on such tax returns and all other material taxes and assessments payable or to be remitted by it that have become due, other than those not yet delinquent and except for those contested in good faith. The Parent and each of its Subsidiaries have established on their books such charges, accruals and reserves in respect of taxes, assessments, remittances, fees and other governmental charges for all fiscal periods as are required by GAAP. Neither the Parent nor the Borrower knows of any proposed assessment for additional federal, foreign or state or provincial taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Parent and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

Section 4.10 ERISA. Compliance by the Parent and the Borrower with the provisions hereof and Credit Events contemplated hereby will not involve any Prohibited Transaction. The Parent and each of its Subsidiaries, (i) have fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (ii) have satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (iii) are in compliance with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iv) have not incurred any liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder, except where the incurrence of such liability could not reasonably be expected to result in a Material Adverse Effect. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or Reportable Event will or could result in the termination of such Plan, Multiemployer Plan or Multiple Employer Plan and give rise to a Material Adverse Effect. Neither the Parent, the Company nor any ERISA Affiliate is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan. Neither the Parent, the Company nor any ERISA Affiliate has any material contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Agent and the Lenders in writing. Neither the Parent nor any Subsidiary of the Parent maintains, in respect of employment in Canada, either (i) any defined benefit registered pension plan or (ii) any retiree welfare benefits plans for employees.

Section 4.11 Disclosure. The reports, financial statements, certificates and other information furnished by or on behalf of the Parent, the Borrower or any other Credit Party to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.12 Subsidiaries. Schedule 4.12 sets forth the name of, and the ownership interest of the Parent and each of its Subsidiaries in, and of the Company and each of its Subsidiaries in, each Subsidiary, in each case as of the Closing Date. Each Domestic Subsidiary (other than any Excluded Domestic Subsidiary) is a Credit Party as of the Closing Date.

Section 4.13 Use of Proceeds; Margin Regulations.

(a) The proceeds of all Loans shall be utilized to provide working capital and funds for general corporate purposes (including, without limitation, to make certain Restricted Payments pursuant to Section 7.06 hereunder), in each case, not inconsistent with the terms of this Agreement.

(b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Parent, the Company or of the Parent and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 4.14 Insurance. The Parent and each of its Subsidiaries maintains insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 6.05.

Section 4.15 Material Contracts. Neither the Parent, the Company nor any of their respective Subsidiaries is in breach of any of its obligations under any contract, agreement, document or instrument, in each case to the extent any such default or event of default could reasonably to expected to have a Material Adverse Effect.

ARTICLE V

CONDITIONS

Section 5.01 Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a) Credit Agreement. The Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Notes. The Company shall have executed and delivered to the Agent a Note for the account of each Lender that has requested a Note.

(c) Opinions of Counsel. The Agent shall have received such opinions of counsel from counsel to the Parent, the Company, and the Subsidiary Guarantors as the Agent shall request, each of which shall be addressed to the Agent and each of the Lenders and dated the Closing Date and in form and substance satisfactory to the Agent.

(d) Corporate Resolutions and Approvals; Incumbency Certificates and Corporate Charter and Good Standing Certificates. The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Agent and its counsel.

(e) Closing Certificate. The Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Company, confirming compliance as of the Closing Date with the conditions set forth in paragraphs (a) and (b) of Section 5.02, substantially in the form attached hereto as Exhibit E.

(f) Amendment to Revolving Facility. The Agent shall have received an executed copy of an amendment to the Revolving Facility in form and substance reasonably satisfactory to the Agent and certified by an Authorized Officer as being a true, correct and complete copy thereof.

(g) Fees and Fee Letters. The Company shall have (A) executed and delivered to the Agent, the Agent Fee Letter and shall have paid to the Agent, for its own account, the fees required to be paid by it on the Closing Date, (B) executed and delivered to the Agent, the Closing Fee Letter and shall have paid to the Agent, for the benefit of the Lenders, the fees required to be paid therein, (C) executed and delivered to the Agent, the Arrangement Fee Letter and shall have paid to PNC Capital Markets LLC and J.P. Morgan Securities LLC, for their benefit, the fees required to be paid therein, and (D) paid or caused to be paid all reasonable fees and expenses of the Agent and of special counsel to the Agent that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(h) Credit Party Guaranty; Loan Documents. The Parent and each Subsidiary Guarantor shall have duly executed and delivered the Guaranty of Payment (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Credit Party Guaranty”), substantially in the form attached hereto as Exhibit C. Each Credit Party shall have duly executed and delivered each other Loan Document to which it is a party.

(i) Search Reports. The Agent shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Agent, listing all of the effective financing statements filed against any Credit Party, together with copies of such financing statements.

(j) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Agent and the Lenders and the Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Agent or its special counsel or any Lender may reasonably request.

(k) Insurance. The Agent shall have received certificates of insurance and other evidence satisfactory to it of compliance with the insurance requirements of this Agreement.

(l) Model. The Credit Parties shall have provided the Agent a copy of financial projections for the fiscal years 2012 through 2016 which have been prepared taking into account historical levels of business activity, known trends, including general economic trends, and other information, assumptions and estimates considered by management of the Parent and its Subsidiaries to be pertinent thereto, and such Financial Projections shall be satisfactory to the Agent.

(m) Patriot Act Compliance. The Agent and the Lenders shall have received all documentation and other information reasonably required (or reasonably requested by them) by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(n) No Material Adverse Effect. There shall not have occurred any event or condition since January 29, 2011 that, in the reasonable opinion of the Agent or the Lenders, has had or could reasonably be expected to have a Material Adverse Effect.

(o) ERISA and Labor Matters. The Credit Parties shall have provided to the Agent and the Lenders all documentation with respect to any Reportable Event and, other than the matters disclosed on Schedule 4.06, any other material labor-related matter involving any Credit Party or any ERISA Affiliate.

(p) Approvals and Licenses. The Agent shall be reasonably satisfied that all necessary consents, permits, licenses and approvals (governmental or otherwise) required for the execution, delivery and performance by each Credit Party of the Loan Documents have been duly obtained and are in full force and effect.

(q) Litigation. There shall not exist any litigation that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), on the business, operations, property or condition (financial or otherwise) of the Credit Parties taken as a whole.

(r) Miscellaneous. The Credit Parties shall have provided to the Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Agent or the Lenders.

Section 5.02 Conditions Precedent to All Credit Events. The obligations of the Lenders to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of the Parent and the Company set forth in this Agreement shall be true and correct on and as of the date of such Credit Event, except to the extent any such representation or warranty is limited to another particular date, in which instance, such representation or warranty shall be true and correct on and as of such other date.

(b) No Default. At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing or would result from such Credit Event. Each Credit Event shall be deemed to constitute a representation and warranty by each of the Parent and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 5.02

(c) Notice. The Agent shall have received, as applicable, (i) a Notice of Borrowing, Continuation or Conversion meeting the requirements of Section 2.03 with respect to any Borrowing (other than a Continuation or Conversion), or (ii) a Notice of Borrowing, Continuation or Conversion meeting the requirements of Section 2.07(b) with respect to a Continuation or Conversion.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Parent and the Company hereby covenant and agree that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 6.01 Financial Statements and other Information. The Parent and the Company will furnish to the Agent and each Lender:

(a) Annual Financial Statements. Within 90 days after the end of each fiscal year of the Parent (including the fiscal year ending January 28, 2012), a Form 10-K filed with the SEC and the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of net income and comprehensive income, of shareholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the report with respect to such consolidated financial statements of an independent registered public accounting firm of recognized national standing which report shall be unqualified and shall (i) state that such registered public accounting firm conducted its audits in accordance with the standards of the Public Company Accounting Oversight Board (United States), that such registered public accounting firm believes that such audits provide a reasonable basis for their report, and that in their opinion such consolidated financial statements present fairly, in all material respects, the financial position of the Parent and its consolidated subsidiaries as at the end of such fiscal year and the results of their operations and their cash flows for such fiscal year in conformity with accounting principles generally accepted in the United States, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of The American Institute of Certified Public Accountants (or any successor organization).

(b) Quarterly Financial Statements. Within 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Parent, a Form 10-Q filed with the SEC and the unaudited condensed consolidated balance sheets of the Parent and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited condensed consolidated statements of net income and comprehensive income, and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited condensed consolidated statements of net income and comprehensive income, and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Parent and the Company by a Financial Officer of the Company, subject to changes resulting from normal year-end audit adjustments.

(c) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, a certificate (a “Compliance Certificate”), substantially in the form of Exhibit D, signed by a Financial Officer of the Parent and the Company to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Parent and the Borrower have taken or propose to take with respect thereto, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.01, Section 7.04(c) and Section 7.07.

(d) Forecasts; Budgets. As and when generated but in any event no later than February 28 of each year, a copy of the Parent’s and its Subsidiaries budget for the next year.

(e) SEC Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by the Parent, the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent or the Company to its shareholders generally, as the case may be.

(f) Other Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request; provided that if no Loans are outstanding hereunder, the requests of Lenders under this Section shall be subject to the approval of the Agent.

(g) Auditors’ Internal Reports. Promptly upon receipt thereof, copies of all final reports submitted to the Parent and/or the Company by their independent accountants in connection with any annual or interim audit made by them of the books of the Parent or the Company.

(h) Investment Policy. Promptly following any change or other modification thereto, a copy of the Investment Policy.

(i) Specified Auction Rate Securities. At the time of delivery of the financial statements provided for in subparts (a) and (b) above, a certificate signed by a Financial Officer of the Parent and the Company that sets forth the face value, temporary impairment and sale price (if applicable) of the Specified Auction Rate Securities and specifically indicates which Specified Auction Rate Securities have been sold and the date of each such sale.

(j) Share Repurchase Activity. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, a detailed summary of share repurchase activity for the quarterly period then ended, in a form acceptable to Agent.

(k) Documents required to be delivered pursuant to (a) Section 6.01(a), Section 6.01(b) or Section 6.01(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are filed with the SEC, (ii) on which the Parent or the Company posts such documents, or provides a link thereto on its website at www.abercrombie.com or (iii) on which such documents are posted on the Parent’s and the Company’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Agent and each Lender of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Agent for distribution to Lenders. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent and the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.02 Notices of Material Events. The Company with furnish to the Agent and each Lender prompt written notice of the following:

(a) Default. The occurrence of any event that constitutes a Default or Event of Default.

(b) Litigation. The filing or commencement of any action, suit, or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any of its Subsidiaries that could reasonably be expected to be adversely determined in a manner that would result in a Material Adverse Effect.

(c) ERISA. Promptly, and in any event within 30 days after the Parent or the Company knows of the occurrence of any of the following, the Parent and the Company will deliver written notice to the Agent and each of the Lenders setting forth the full details as to such occurrence and the action, if any, that the Parent, the Company or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by the Parent, the Company or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by the Parent, the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or Multiemployer Plan or a determination that a Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA; (iii) the institution of any steps by the Parent, the Company or any ERISA Affiliate to withdraw from any Plan; (iv) the institution of any steps by the Parent, the Company or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA); (v) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (vi) that a Plan has an Unfunded Current Liability; (vii) any increase in the contingent liability of the Parent, the Company or any Subsidiary with respect to any post-retirement welfare liability; or (viii) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing; provided, however, that, in each case, notice shall be required only if the event results in, or could reasonably be expected to result in, a Material Adverse Effect.

(d) Other Material Events. Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03 Existence; Conduct of Business. Each of the Parent and the Borrower will, and will cause each of their respective Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Parent, the Company and the Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution permitted under Section 7.03.

Section 6.04 Payment of Obligations. Each of the Parent and the Company will, and will cause each of the Subsidiaries to, pay its obligations, including all taxes, remittances, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent, the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05 Maintenance of Property; Insurance. Each of the Parent and the Company will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 6.06 Books and Records; Inspection Rights. Each of the Parent and the Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of the Parent and the Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice and at such party’s expense, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, if an Event of Default exists, its independent accountants. Such visits and inspections shall be arranged through the Agent and shall not occur more than once in any fiscal quarter unless an Event of Default shall exist.

Section 6.07 Compliance with Laws. Each of the Parent and the Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.08 Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes and to make Restricted Payments permitted hereunder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 6.09 Compliance with Environmental Laws. Without limitation of the covenants contained in Section 6.07:

(a) The Parent and the Borrower will comply, and will cause each of their respective Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Parent, the Borrower or any of their respective Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings or for which adequate reserves have been established to the extent required by GAAP, or an adverse outcome in such proceedings is not reasonably expected to have a Material Adverse Effect.

(b) The Parent and the Borrower will keep or cause to be kept, and will cause each of their respective Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens except to the extent that such Liens would not be reasonably expected to have a Material Adverse Effect and are promptly released or discharged.

(c) Neither the Parent nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Parent or any of its Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except for such noncompliance as would not be reasonably expected to have a Material Adverse Effect.

(d) If required to do so under any applicable order of any Governmental Authority, the Parent will undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Parent or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that the Parent or such Subsidiary is contesting such order in good faith or for which adequate reserves have been established to the extent required by GAAP.

Section 6.10 Certain Subsidiaries to Guarantee. In the event that at any time after the Closing Date, the Company acquires, creates or has any Domestic Subsidiary that is not already a party to the Credit Party Guaranty, the Company will promptly, but in any event within 30 days, cause such Domestic Subsidiary to deliver to the Agent, in sufficient quantities for the Lenders, (i) with respect to each Domestic Subsidiary, a joinder supplement, reasonably satisfactory in form and substance to the Agent, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Credit Party Guaranty, provided that if the initial investment in or purchase price of such new Domestic Subsidiary is less than $1,000,000 (including, as of July 28, 2011, Hollister Co. California, LLC, a California limited liability company that was formed on July 28, 2010) (an “Excluded Domestic Subsidiary”), the obligation of the Company under this Section 6.10 shall not take effect unless and until the financial statements delivered to the Agent under Section 6.01(a) show that the tangible net worth of such Excluded Domestic Subsidiary is more than $1,000,000, or the tangible net worth for all such Excluded Domestic Subsidiaries that are not party to the Credit Party Guaranty is more than $20,000,000 in the aggregate, and (ii) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is, or will be a party, together with such other corporate documentation and an opinion of counsel as the Agent shall reasonably request, in each case, in form and substance satisfactory to the Agent.

ARTICLE VII

NEGATIVE COVENANTS

The Parent and the Company hereby covenant and agree that so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 7.01 Indebtedness. Neither the Parent nor the Company will, nor will the Parent or the Company permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Company or any of its Subsidiaries, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Closing Date and (in the case of any such Indebtedness in a principal amount in excess of $1,000,000) set forth in Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness (i) resulting from any loan, advance or guarantee by a Credit Party or a Foreign Credit Party to or in favor of another Credit Party or another Foreign Credit Party, (ii) resulting from any loan or advance by a Subsidiary that is not a Credit Party or a Foreign Credit Party to a Credit Party or a Foreign Credit Party, (iii) resulting from any loan or advance by any Subsidiary that is not a Credit Party or a Foreign Credit Party to any other Subsidiary that is not a Credit Party or a Foreign Credit Party and (iv) resulting from any loan, advance or guarantee by any Credit Party or Foreign Credit Party to or in favor of any Subsidiary that is not a Credit Party or a Foreign Credit Party; provided that any such loan, advance or guarantee made pursuant to this clause (iv) is permitted by Section 7.04(c);

(d) Indebtedness of the Parent or any of its Subsidiaries incurred in connection with Sale and Lease-Back Transactions or mortgages on real estate assets, provided that the aggregate principal amount of all such Indebtedness shall not exceed $100,000,000 outstanding at any time (excluding FAS 13/98 Transactions);

(e) Indebtedness of the Parent or any of its Subsidiaries incurred solely in connection with FAS 13/98 Transactions;

(f) Indebtedness of the Parent, the Company or any Domestic Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets or real estate, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(g) Indebtedness of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $20,000,000 at any time outstanding;

(h) Indebtedness of Foreign Subsidiaries in an aggregate amount not exceeding $100,000,000 at any time outstanding;

(i) Indebtedness of Foreign Subsidiaries incurred in connection with Foreign Bank Guarantees; provided that such Indebtedness does not exceed $50,000,000 at any time outstanding;

(j) unsecured Indebtedness, if any, owed to landlords and constituting store lease buyout payments or other related payments related to the Ruehl Exit in an amount not to exceed $55,000,000 in the aggregate as evidenced by promissory notes or other agreements, the form of which are in form and substance reasonably satisfactory to the Agent and whose approval shall not be unreasonably withheld or delayed;

(k) Indebtedness under the Revolving Facility in an aggregate principal amount not to exceed $450,000,000; and

(l) additional unsecured Indebtedness of the Parent or any of its Subsidiaries to the extent not permitted by any of the foregoing clauses, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $100,000,000 at any time.

Section 7.02 Liens. Neither the Parent nor the Company will, nor will the Parent or the Company permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Parent, the Company or any such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a) any Permitted Lien;

(b) any Lien in existence on the Closing Date that is listed in Schedule 7.02 hereto;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Parent, the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property or assets of the Parent, the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens: (i) that are placed upon fixed or capital assets or real estate, acquired, constructed or improved by the Parent, the Company or any Subsidiary, provided that (A) such Liens secure Indebtedness permitted by Section 7.01(f), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or real estate; and (D) such Liens shall not apply to any other property or assets of the Company or any Subsidiary; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(e) Liens securing Indebtedness permitted under Section 7.01(d);

(f) Liens of sellers of goods to the Parent or its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(g) Liens on raw materials and inventory acquired in the ordinary course of business securing obligations in respect of Trade Letters of Credit issued hereunder;

(h) Liens granted by any Foreign Subsidiary on its assets securing Indebtedness permitted by Section 7.01(h);

(i) Liens not otherwise permitted by this Section so long as the aggregate amount of Indebtedness or other obligations secured thereby does not exceed $5,000,000 at any time; and

(j) Liens on cash and securities used to secure Hedge Agreements permitted hereunder in an amount not to exceed the Secured Hedge Cap at any time.

Section 7.03 Fundamental Changes.

(a) The Parent and the Company will not, and will not permit any Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Parent or the Company in a transaction in which the Parent or the Company, as the case may be, is the surviving corporation, (ii) any Person may merge into or amalgamate with the Borrower in a transaction in which the surviving entity is the Borrower and any other Subsidiary may merge into any other Subsidiary provided that if any such Subsidiary is a Guarantor hereunder, the surviving Subsidiary shall continue to be a Guarantor to the extent such prior Subsidiary was a Guarantor of the Obligations hereunder, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Parent, the Company, another Credit Party or a Foreign Credit Party (subject to Section 7.04), (iv) the Parent or any of its Subsidiaries may sell, transfer, lease or otherwise dispose of assets to any Person other than the Parent or a Subsidiary Guarantor provided that the aggregate amount of all asset sales (excluding any transactions permitted pursuant to Section 7.01(d), sales of inventory in the ordinary course of business and dispositions of obsolete equipment and other assets in the ordinary course of business) made pursuant to this clause (iv) in any fiscal year of the Company shall not exceed $100,000,000, (v) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Company or the Parent (as the case may be) determines in good faith that such liquidation or dissolution is in the best interests of the Company or the Parent (as the case may be) and is not materially disadvantageous to the Lenders; (vi) any restructuring, regardless of whether accomplished by liquidation, contribution, distribution, merger, amalgamation or any other technique, whereby the ownership of Foreign Subsidiaries is changed, so long as each such Foreign Subsidiary that is a Subsidiary of Abercrombie & Fitch International, Inc. prior to such restructuring remains, directly or indirectly, a Subsidiary of Abercrombie & Fitch International, Inc. after such restructuring; and (vii) any transaction, regardless of whether accomplished by liquidation, contribution, distribution, merger, amalgamation or any other technique, whereby the Parent, the Company or any Domestic Subsidiary changes its state of incorporation or formation, so long as the Company provides prompt written notice to Agent of such change; provided that any such merger or amalgamation described in clause (ii) above involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless also permitted by Section 7.04.

(b) The Parent and the Company will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Parent, the Company and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related or incidental thereto.

Section 7.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Parent and the Company will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Parent, the Company, any Domestic Subsidiary or any Subsidiary Guarantor in the Parent, the Borrower or any such Domestic Subsidiary or Subsidiary Guarantor;

(c) additional purchases of or investments by the Parent, the Company or any Subsidiary in the capital stock of Subsidiaries, including Foreign Subsidiaries, joint ventures or the capital stock, assets, obligations or other securities of or interests in other Persons, and loans and advances by the Parent, the Company, any Credit Party or any Foreign Credit Party to or in favor of, and guarantees by the Parent, the Company or any Subsidiary of the obligations (including, without limitation, Indebtedness, obligations under Hedge Agreements and credit card and related obligations) of, Foreign Subsidiaries, in an amount in the aggregate at any time outstanding which does not exceed 30% of Consolidated Tangible Assets;

(d) Guarantee Obligations or Indebtedness of any Credit Party or Foreign Credit Party permitted by Section 7.01, Guarantee Obligations of any Credit Party guaranteeing the obligations of any Credit Party under a Hedge Agreement permitted by Section 7.05, Guarantees of Indebtedness of Foreign Subsidiaries permitted by Section 7.01(h), Guarantee Obligations of the Company pursuant to Article Article X of the Revolving Facility and Guarantee Obligations of any Credit Party or Foreign Credit Party under any of the “Loan Documents” (as defined in the Revolving Facility);

(e) loans and advances to officers and directors of any Credit Party or Foreign Credit Party (or employees thereof provided such loans and advances are approved by an officer of a Credit Party or a Foreign Credit Party) for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate principal amount outstanding at any time that shall not exceed $1,000,000;

(f) Permitted Acquisitions;

(g) investments of funds intended to fund deferred compensation liabilities in an aggregate amount not to exceed $100,000,000 at any time outstanding, provided that such investments are made pursuant to the Investment Policy and continue at all times to be assets of the Parent, the Company, another Credit Party or a Foreign Credit Party subject to the claims of its general creditors; and

(h) guarantees by the Parent and the Company or any Subsidiary of the rental obligations of Foreign Subsidiaries to the extent such rental obligations do not constitute Indebtedness.

Section 7.05 Hedge Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary; provided that all Hedge Agreements permitted by this Section 7.05 must conform to the standards set forth in an ISDA master agreement.

Section 7.06 Restricted Payments. Neither the Parent nor the Company will, nor will the Parent or the Company permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Parent and any of its Subsidiaries may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b) so long as no Default or Event of Default has occurred and is continuing, the Parent may declare, and if declared when no Default or Event of Default exists, the Parent may pay, dividends in cash so long as the Parent would be in Pro Forma Compliance with the financial covenants set forth in Section 7.07 after giving effect thereto;

(c) Subsidiaries may (i) declare and pay dividends or make distributions ratably with respect to their Equity Interests and (ii) may make Restricted Payments to the Parent, and other Subsidiaries of the Parent, in amounts necessary to enable the Parent to pay the dividends described in clause (b) above, along with standard costs associated with such payment of dividends or distributions, and to pay income and franchise taxes and operating and professional expenses;

(d) so long as no Default or Event of Default has occurred and is continuing, the Parent, the Company and the Subsidiaries may make Restricted Payments pursuant to and in accordance with employment contracts, stock option plans or other benefit plans or similar arrangements for consultants, management (including directors and officers) or employees of the Parent, the Company and the Subsidiaries;

(e) so long as no Default or Event of Default has occurred and is continuing, the Parent and the Company may (i) repurchase fractional shares of common stock of the Parent and (ii) repurchase shares of common stock of the Parent for cash in any amount, so long as the Parent would be in Pro Forma Compliance with the financial covenants set forth in Section 7.07 after giving effect thereto; and

(f) so long as no Default or Event of Default has occurred and is continuing, any declaration of a dividend in connection with a stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto.

Section 7.07 Financial Covenants.

(a) Leverage Ratio. The Parent and the Company will not at any time permit the Leverage Ratio to exceed 3.75 to 1.00 at the end of each Testing Period and/or at any time Pro Forma Compliance is required to be demonstrated.

(b) Coverage Ratio. The Parent and the Company will not at any time permit the Coverage Ratio to be less than 2.00 to 1.00 at the end of each Testing Period and/or at any time Pro Forma Compliance is required to be demonstrated.

Section 7.08 Transactions with Affiliates. Neither the Parent nor the Company will, nor will the Parent or the Company permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Company, any Subsidiary, and in the case of a Subsidiary, the Company or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of the Parent’s, the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Parent, the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Parent or Company, as applicable, comply with any applicable legal requirements of the Code or other applicable Law, or (ii) agreements and transactions with and payments to officers, directors, employees and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors (or a committee thereof, or pursuant to a policy approved by the directors or a committee thereof) or shareholders of the Parent or the Company, as applicable, and not prohibited by any of the provisions of this Agreement, or (iii) any Restricted Payment permitted by Section 7.06.

Section 7.09 Limitation on Certain Restrictive Agreements. Neither the Parent nor the Company will, nor will the Parent or the Company permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent or any Subsidiary of the Parent to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any Subsidiary of the Parent to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Parent, the Company or any other Subsidiary or to guarantee Indebtedness of the Parent, the Company or any other Subsidiary, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, the other Loan Documents and the Revolving Facility, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.02(c), (vi) customary restrictions affecting only a Subsidiary of the Company under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 7.01, (vii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (viii) restrictions affecting any Foreign Subsidiary (other than a Foreign Credit Party) of the Company under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.01, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (ix) any document relating to Indebtedness secured by a Lien permitted by Section 7.02(d), insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person, (xi) with respect to clause (a) above, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (xii) with respect to clause (a) above, customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.10 Accounting Changes. The Parent and the Company will not, and will not permit any Subsidiary to, change its accounting policies or practices from those utilized in the preparation of the financial statements referred to in Section 4.04, except as permitted or required by GAAP consistently applied.

Section 7.11 Plan Terminations, Minimum Funding, etc. Neither the Parent nor the Company will, nor will the Parent or the Company permit any ERISA Affiliate to, (i) terminate any Plan or Plans so as to result in liability of the Parent, the Company or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to 5% of the Parent’s Consolidated Tangible Net Worth as of the date of the then most recent financial statements furnished to the Lenders pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions that present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Parent, the Company or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, or (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan.

Section 7.12 Anti-Terrorism Laws. Neither the Parent nor any of its Subsidiaries shall be in material violation of, or shall knowingly violate, any law, regulation, or list of any government agency or Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Loan Document; or

(b) Representations, etc.: any representation, warranty or statement made by the Parent, the Company or any other Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Certain Covenants: the Parent or the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.02(a), Section 6.03 (with respect to the Parent’s and the Borrower’s existence), Section 6.10, or Article VII of this Agreement; or

(d) Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document, other than those referred to in Section 8.01(a) or Section 8.01(b) or Section 8.01(a) above, and such default is not remedied within 30 days after the Borrower receives written notice of such default from the Agent or any Lender (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e) Cross Default Under Other Agreements: the Parent or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness and such default shall continue after any applicable grace or cure period, if any, specified in the agreement or instrument relating to such Material Indebtedness and, with respect to any guaranties that may default technically following the default of the primary obligor, after giving the guarantor the reasonable opportunity to make the required payment thereunder, or (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace or cure periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of the Parent or any of its Subsidiaries shall, solely in connection with a default or event of default thereunder, be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace or cure period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

(f) Judgments: (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (net of any insurance coverage available therefor from a responsible insurance company that is not denying its liability with respect thereto) shall be rendered against the Parent, the Company, any Subsidiary (other than an Immaterial Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Company or any Subsidiary to enforce any such judgment; or

(g) Insolvency Event: any Insolvency Event shall occur with respect to the Parent, the Company, any other Credit Party or any other Subsidiary of the Company (other than an Immaterial Subsidiary); or

(h) ERISA: (i) any of the events described in clauses (i) through (viii) of Section 6.02(c) shall have occurred; or (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) any such event or events or any such Lien, security interest, deemed trust or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(i) Change of Control: if there occurs a Change of Control.

Section 8.02 Remedies. Upon the occurrence of any Event of Default, and at any time thereafter if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Company or any other Credit Party in any manner permitted under applicable law:

(a) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; or

(c) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(g) shall occur, the result that would occur upon the giving of written notice by the Agent as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

Section 8.03 Application of Certain Payments and Proceeds. All payments and other amounts received by the Agent or any Lender (i) at any time on or after the Equalization Date or (ii) at any time from the exercise of remedies hereunder or under the other Credit Documents, shall in each case unless otherwise required by the terms of the other Loan Documents or by applicable law be applied as follows:

(a) Obligations Generally. Except with respect to any amounts that are required to first be applied pursuant to subparts (b) or (c) below, all amounts received by or with respect to the Company or any other Credit Party shall be applied:

(i) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Agent in its capacity as such;

(ii) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender, ratably among them in proportion to the aggregate of all such amounts;

(iii) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans ratably among the Lenders in proportion to the aggregate of all such amounts;

(iv) fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the aggregate of all such amounts, and (B) the amounts due in respect of termination payments to Designated Hedge Creditors under Designated Hedge Agreements (subject to confirmation by the Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice);

(v) fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Agent, the Lenders and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(vi) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

Section 8.04 Equalization.

(a) Equalization Prior to Equalization Date.

(i) Generally. Subject to subpart (b) below, if at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans or Fees (other than Fees that are intended to be paid solely to the Agent or and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender (based on such Lender’s ratable share thereof as determined in accordance with Section 2.11 or Section 8.03(a) or specifically set forth elsewhere in this Agreement) bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

(ii) Recovery of Amounts. If any amount paid to any Lender pursuant to subpart (i) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(b) Equalization after Equalization Date. If at any time on or after the Equalization Date, the Credit Facility Exposure owing to any Lender is greater than an amount equal to such Lender’s Equalization Percentage of the Aggregate Credit Facility Exposure, then on such date each of the other Lenders shall purchase from such Lender for cash at par an amount of the Obligations of such Lender as shall be necessary such that the Credit Facility Exposure owing to such Lender is equal to the amount of its Equalization Percentage of the Aggregate Credit Facility Exposure.

(c) Consent. The Parent and the Company consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. In no event, however, shall a Lender exercise a right of set-off or counterclaim against the Borrower with respect to the participated Obligations unless the Borrower is otherwise obligated with respect to such Obligations.

(d) Defaulting Lenders. Notwithstanding anything to the contrary contained herein, the provisions of this Section shall be subject to the express provisions of this Agreement that require, or permit, differing payments to be made to Lenders that are not Defaulting Lenders, as opposed to Defaulting Lenders. If any Lender shall fail to make any payment required to be made by it pursuant to this Section, then the Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations to the Agent under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE IX

THE AGENT

Section 9.01 Appointment. Each Lender hereby irrevocably designates and appoints PNC Bank, National Association to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes PNC Bank, National Association as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to, the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Article. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of their Subsidiaries.

Section 9.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, including, without limitation, through its Administrative Branch, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03.

Section 9.03 Exculpatory Provisions. Neither the Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Parent, the Borrower or any of their Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for any failure of the Parent, the Borrower or any Subsidiary of the Borrower or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Parent, the Borrower or any Subsidiary of the Borrower. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Parent, the Borrower or any of their Subsidiaries to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 9.04 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or all of the Lenders (other than any Defaulting Lender), as applicable, as to any matter that, pursuant to Section 11.11, can only be effectuated with the consent of all Lenders, or all Lenders (other than any Defaulting Lender), as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance. Each Lender expressly acknowledges that neither the Agent nor any of its Related Parties have made any representations or warranties to it and that no act by the Agent hereinafter taken, including, without limitation, any review of the affairs of the Company or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Parent and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Parent and its Subsidiaries. The Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Parent or any of its Subsidiaries that may come into the possession of the Agent or any of its Related Parties.

Section 9.07 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, Participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, Participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Parent or any of its Subsidiaries, any of its Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.08 USA Patriot Act. Each Lender or assignee or Participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations, within 10 days after the Closing Date at such other times as are required under the USA Patriot Act.

Section 9.09 Indemnification. The Lenders agree to indemnify the Agent and its Related Parties as such ratably according to its Fixed Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing are not paid by the Borrower; provided, however, that no Lender shall be liable to the Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Agent’s or such Related Parties’ gross negligence or willful misconduct. If any indemnity furnished to the Agent or any such Related Parties for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of all Obligations.

Section 9.10 The Agent in Individual Capacity. The Agent and its branches and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Parent, the Company, and their Subsidiaries and Affiliates as though not acting as Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

Section 9.11 Successor Agent. The Agent may resign at any time upon not less than 30 days notice to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided, however, that if the Agent shall notify the Company and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any cash collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such cash collateral until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 9.12 Other Agents. Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Co-Lead Arranger, Arranger or any other corresponding title, other than “Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

ARTICLE X

[RESERVED]

ARTICLE XI

MISCELLANEOUS

Section 11.01 Payment of Expenses etc. The Borrower agrees to pay (or reimburse the Agent, the Co-Lead Arrangers, the Lenders or their Affiliates, as the case may be) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable out-of-pocket costs and expenses of the Agent and the Co-Lead Arrangers, including the reasonable fees and disbursements of any one domestic counsel and any applicable local counsel to the Agent and the Co-Lead Arrangers, in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) all reasonable out-of-pocket costs and expenses of the Agent and the Co-Lead Arrangers, including the reasonable fees and disbursements of any one domestic and any applicable local counsel to the Agent and the Co-Lead Arrangers, in connection with any amendment, waiver or consent relating to any of the Loan Documents that is requested by any Credit Party; (iii) all reasonable out-of-pocket costs and expenses of the Agent, the Co-Lead Arrangers, the Lenders and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation, the reasonable fees and disbursements of any counsel to the Agent, the Co-Lead Arrangers and any Lender (including, without limitation, allocated costs of internal counsel); and (iv) any and all present and future stamp, goods and services tax, and other similar taxes with respect to the foregoing matters (“Other Taxes”) and save the Agent, the Co-Lead Arrangers and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such Indemnified Person) to pay such taxes.

Section 11.02 Indemnification. The Borrower agrees to indemnify the Agent, the Co-Lead Arrangers, each Lender and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders, the Agent or the Co-Lead Arrangers, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Company or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, if the Company or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state, provincial, territorial, municipal and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against the Company or any of its Subsidiaries, in respect of any such Real Property, including, in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an Affiliate of such Person). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

Section 11.03 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches, agencies and Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender agrees to promptly notify the Borrower after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Company, to it at 6301 Fitch Path, New Albany, Ohio 43054, Attention: Treasurer (Facsimile No. 614.765.8020), with a copy to the attention of the General Counsel (Facsimile No. 614.283.8961);

(ii) if to any other Credit Party, to it c/o Abercrombie & Fitch Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: Treasurer (Facsimile No. 614.765.8020), with a copy to the attention of the General Counsel (Facsimile No. 614.283.8961);

(iii) if to the Agent, to it at the Notice Office; and

(iv) if to a Lender, to it at its address (or facsimile number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.05 of this Agreement, to it at the address set forth in the Assignment and Assumption to which it is a party.

(b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subparagraph (c) below shall be effective as provided in said subparagraph (c).

(c) Electronic Communications. Subject to Section 6.01(k), notices and other communications to the Agent or any Lender hereunder and required to be delivered pursuant to Section 6.01(a), (b), (c), (d) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Company may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.04(a), or in the case of any Lender, to the Company and the Agent.

Section 11.05 Successors and Assigns.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders (other than any Defaulting Lender), and, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section.

(b) Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee (a “Participant”), provided that in the case of any such participation,

(i) the Participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto),

(ii) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv) such Lender shall remain the holder of any Note for all purposes of this Agreement, and

(v) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the Participant shall be entitled to the benefits of ARTICLE III, provided that any such Participant shall have complied with the requirements of ARTICLE III including, without limitation, Section 3.03 and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to ARTICLE III than the transferor to the extent that such Lender would be entitled to receive if the participation had not been entered into or sold, and, provided further, that no Lender shall transfer, grant or sell any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (w) increase the Maximum Credit Facility Amount, extend the final scheduled maturity of the Loans in which such Participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such Participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (x) release any guarantor from its guaranty of any of the Obligations, except in accordance with the terms of the Loan Documents, or (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

(c) Assignments by Lenders.

(i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption; provided, however, that

(A)	except in the case (x) of an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $5,000,000;

(B)	in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C)	upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments; and

(D)	unless waived by the Agent, the Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.

(ii) To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

(iii) Prior to each assignment pursuant to this subpart (c) to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the Company and the Agent the appropriate Internal Revenue Service Forms described in Section 3.03 and a Withholding Certificate (and, if applicable an Exemption Certificate). To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to this subpart (c) would, at the time of such assignment, result in increased costs under Section 3.01 from those being charged by the respective assigning Lender prior to such assignment, then the Company shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Agent on the Lender Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption pursuant to this subpart (c).

(v) Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or other foreign Governmental Authority or to qualify the Loans under the “Blue Sky” laws of any state or other jurisdiction.

(e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Section 11.05(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

Section 11.06 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agent, any Lender may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Agent or any Lender would otherwise have.

Section 11.07 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF OHIO WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO GOVERNS THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the Court of Common Pleas of Cuyahoga County, Ohio, or of the United States for the Northern District of Ohio, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices pursuant to Section 11.04, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in Section 11.07(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 11.08 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Agent.

Section 11.09 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

Section 11.10 Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.11 Amendment or Waiver.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower and the Agent, and also signed (or consented to in writing by) the Required Lenders; provided, however, that

(i) no change, waiver or other modification shall:

(A)	increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender;

(B)	extend or postpone any Scheduled Repayment, the Commitment Period, the Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, without the written consent of such Lender;

(C)	reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender;

(D)	reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and

(ii) no change, waiver or other modification or termination shall, without the written consent of each Lender (other than a Defaulting Lender) affected thereby,

(A)	release the Borrower from any of its obligations;

(B)	release any Credit Party from the Credit Party Guaranty, except, in the case of a Subsidiary Guarantor, in accordance with a transaction permitted under this Agreement;

(C)	amend, modify or waive any provision of this Section 11.11, Section 2.11(b), Section 8.03, or Section 8.04, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;

(D)	reduce the percentage specified in, or otherwise modify, the definition of Required Lenders; or

(E)	consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

Any waiver, consent, amendment or other modification with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision in this Agreement specifically relating to Article IX may be amended without the consent of the Agent.

Section 11.12 Survival of Indemnities. All indemnities set forth herein including, without limitation, in Article III (subject to the limitations set forth Section 3.01(d)), Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 or Section 3.03 resulting from any such transfer (other than a transfer pursuant to Section 3.04) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.14 Confidentiality.

(a) Each of the Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) to those of its Affiliates that may become a Lender hereunder or that provide or may provide services to the Company (or any of its Affiliates), and any of such Affiliates’ directors, officers, employees and agents with a need to know such Confidential Information (in the Agent’s and each Lender’s reasonable discretion), including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential according to the terms hereof), (ii) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (iii) to the extent requested by any regulatory authority, (iv) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (v) to any other party to this Agreement, (vi) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder,

(vii) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (viii) with the consent of the Company, or (ix) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Agent or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section, provided such source does not, to the knowledge of the Agent or a Lender, as applicable, or their respective Affiliates, have an obligation of confidentiality to the Parent or any of its Subsidiaries.

(b) As used in this Section, “Confidential Information” shall mean all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their businesses, other than any such information that (A) becomes publicly available other than as a result of a breach of this Section 11.14, or (B) becomes available to the Agent, any Lender or any Affiliate of any of the foregoing on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section 11.14, provided such source does not, to the knowledge of the Agent or a Lender, as applicable, or their respective Affiliates, have an obligation of confidentiality to the Parent or any of its Subsidiaries.

(c) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrower hereby agrees that the failure of the Agent or any Lender to comply with the provisions of this Section shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.15 General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Agent or any other Person against the Agent, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower, each Lender and the Agent hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.16 No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Company, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.17 Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among the Company and its Subsidiaries, on the one hand, and the Agent and the Lenders, on the other hand, is solely that of debtor and creditor, and the Agent and the Lenders have no fiduciary or other special relationship with the Company and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.18 Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Agent or any Lender or any holder of any Notes by or on behalf of the Company or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Agent or any Lender.

Section 11.19 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.20 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent the same is lawful and would not result in adverse tax consequences to the Parent or any of its Subsidiaries.

Section 11.21 Press Releases and Related Matters. (a) At any time prior to the public disclosure of this Agreement, with the Parent’s and the Borrower’s written consent, which consent may be granted or withheld in the Parent’s and the Borrower’s discretion, and (b) at any time thereafter, the Parent and the Borrower hereby each agree that the Agent, the Syndication Agent or any Documentation Agent may use the name or other identifying information of the Parent or the Borrower solely in connection with a press release, “tombstone” or similar advertisements, or in connection with other disclosure to the “gold Sheets” or similar bank trade publications with respect to this Agreement provided that the Agent, Syndication Agent or any Documentation Agent will use reasonable efforts not use the Parent’s or Borrower’s logo or trademark for marketing purposes.

Section 11.22 Agreement of Borrower. Anything to the contrary contained herein notwithstanding, any agreement, consent or undertaking contained herein that is applicable to the Borrower other than the Company shall only take effect as to the Borrower.

Section 11.23 Patriot Act Notification. Each Lender that is subject to the Act (defined hereafter) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)(the “Act”), it is required to obtain, verify and record information that identities the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:	6301 Fitch Path New Albany, Ohio 43054	ABERCROMBIE & FITCH MANAGEMENT CO.
		By:	/s/ Everett Gallagher
		Name:	Everett Gallagher
		Title:	Senior Vice President & Treasurer

ABERCROMBIE & FITCH CO.

		By:	/s/ Everett Gallagher
		Name:	Everett Gallagher
		Title:	Senior Vice President—Tax, Treasury & Risk
Management & Treasurer

Address:	155 East Broad Street Columbus, Ohio 43215	PNC BANK, NATIONAL ASSOCIATION, as Agent and a Lender

		By:	/s/ Thomas E. Redmond
		Name:	Thomas E. Redmond
		Title:	Senior Vice President

Address:	10 S. Dearborn St. Chicago, IL 60603	JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Lender

		By:	/s/ Lisa Whatley
		Name:	Lisa Whatley
		Title:	Senior Vice President

Address:	525 William Penn Way Pittsburgh, PA 15219	FIFTH THIRD BANK

		By:	/s/ Carl S. Tabacjar, Jr.
		Name:	Carl S. Tabacjar, Jr.
		Title:	Vice President

Address:	38 Fountain Square Plaza Cincinnati, OH 45263	CITIZENS BANK OF PENNSYLVANIA

		By:	/s/ Michael J. Schaltz, Jr.
		Name:	Michael J. Schaltz, Jr.
		Title:	Vice President

Address:	452 Fifth Avenue New York, NY 10018	HSBC BANK USA, N.A.

		By:	/s/ Grace Lee
		Name:	Grace Lee
		Title:	Vice President

Address:	41 S. High St. Columbus, OH 43215	THE HUNTINGTON NATIONAL BANK

		By:	/s/ Jared Shaner
		Name:	Jared Shaner
		Title:	Staff Officer

Address:	277 Park Avenue New York, NY 10172	SUMITOMO MITSUI BANKING CORPORATION

		By:	/s/ Shuji Yabe
		Name:	Shuji Yabe
		Title:	General Manager

Address:	425 Walnut Street, 8th Floor Cincinnati, OH 45202	U.S. BANK NATIONAL ASSOCIATION

		By:	/s/ Frances W. Josephic
		Name:	Frances W. Josephic
		Title:	Vice President

EXHIBIT A

FORM OF NOTE

$	Cleveland, Ohio

                    , 20

FOR VALUE RECEIVED, the undersigned Abercrombie & Fitch Management Co., a Delaware corporation (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of                     (the “Lender”), in lawful money of the United States of America (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Loan Agreement referred to below) and in immediately available funds, at the Payment Office of PNC BANK, NATIONAL ASSOCIATION (the “Agent”), the principal sum of                     ($         ) or, if less, the then unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Loan Agreement, at the times provided in Section 2.10(b) of the Loan Agreement.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Loan made by the Lender from the date of such Loan until paid at the rates and at the times provided in Section 2.06 of the Loan Agreement.

This Note is one of the Notes referred to in the Term Loan Agreement, dated as of February     , 2012, among Abercrombie & Fitch Management Co., Abercrombie & Fitch Co., the lenders party thereto, the Agent, PNC Capital Markets LLC, as co-lead arranger and co-bookrunner, J.P. Morgan Securities LLC, as co-lead arranger and co-bookrunner, JPMorgan Chase Bank, N.A., as the Syndication Agent, Fifth Third Bank, as co-documentation agent and Citizens Bank of Pennsylvania, as co-documentation agent (as may be amended, restated or otherwise modified from time to time, the “Loan Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This Note shall be construed in accordance with and be governed by the laws of the State of Ohio, without regard to principles of conflict of law.

A-1

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ABERCROMBIE & FITCH MANAGEMENT CO.

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF

NOTICE OF BORROWING, CONTINUATION OR CONVERSION

TO:	PNC Bank, National Association, as Agent
PNC Firstside Center - 4th Floor
500 First Avenue
Pittsburgh, Pennsylvania 15219
Telephone No.: (412) 412-762-6442
Telecopier No.: (412) 412-762-8672
Attention: Lisa Pierce

FROM:	Abercrombie & Fitch Management Co.

RE:	Term Loan Agreement, dated as of February , 2012 (as may be amended, restated or otherwise modified from time to time, the “Loan Agreement”), among Abercrombie & Fitch Management Co., Abercrombie & Fitch Co., the lenders party thereto, PNC Bank, National Association (the “Agent”), PNC Capital Markets LLC, as co-lead arranger and co-bookrunner, J.P. Morgan Securities LLC, as co-lead arranger and co-bookrunner, JPMorgan Securities, LLC, as co-lead arranger and a co-bookrunner, JPMorgan Chase Bank, N.A., as the Syndication Agent, Fifth Third Bank, as co-documentation agent and Citizens Bank of Pennsylvania, as co-documentation agent.

Ladies and Gentlemen:

The undersigned, Abercrombie & Fitch Management Co., a Delaware corporation (the “Borrower”), refers to the Loan Agreement (the terms defined therein being used herein as therein defined), hereby gives you notice, irrevocably, pursuant to [Section 2.03(b)] [Section 2.07(b)]of the Loan Agreement, that the undersigned hereby requests [a [conversion][continuation] of] one or more Borrowings under the Loan Agreement, and in that connection therewith sets forth on Annex I hereto the information relating thereto (collectively the “Proposed [Borrowing][Conversion][Continuation]”) as required by [Section 2.03(b)] [Section 2.07(b)] of the Loan Agreement.

[The undersigned hereby specifies that the Proposed Borrowing will consist of Loans as provided in Annex I attached hereto.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed [Borrowing][Conversion][Continuation]:

(A) the representations and warranties of each of the Parent and the Company contained in the Loan Agreement are and will be true and correct, before and after giving effect to the Proposed [Borrowing][Conversion][Continuation], as though made on such date, except to the extent that such representation or warranty is limited to a particular date, in which instance, such representation or warranty shall be true and correct on and as of such other date;

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed [Borrowing][Conversion][Continuation] [or from the application of the proceeds thereof];

(C) the Credit Parties have performed and complied with all covenants and conditions of such Persons under the Loan Agreement and the other Loan Documents;

(D) the making of such Loan shall not contravene any law applicable to the undersigned, any other Credit Party, any Subsidiary of the undersigned, or any Lender; and

(E) the making of such Loan shall not cause the Aggregate Credit Facility Exposure to exceed the Maximum Credit Facility Amount.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO NOTICE OF BORROWING, CONTINUATION OR CONVERSION]

The Borrower certifies to the Agent for the benefit of the Lenders as to the accuracy of the foregoing on                     , 20    .

BORROWER:

ABERCROMBIE & FITCH MANAGEMENT CO.

By: ,
Name: ,
Title: ,

ANNEX I

A.	Pursuant to [Section 2.03(b)] [Notice of Borrowing][Section 2.07(b)][Notice of Continuation and Conversion] of the Loan Agreement, the undersigned irrevocably request [check one line under 1.(a) below and fill in blank space next to the line as appropriate]:

1(a)(i) ☐	A new [Base Rate Loan[s]][Eurodollar Loan[s]], OR

(ii) ☐	Continuation of the Eurodollar Loan originally made on , 20 , OR

(iii) ☐	Conversion of the Base Rate Loan originally made on , 20 to a Loan to which the Adjusted Eurodollar Rate applies, OR

(iv) ☐	Conversion of the Eurodollar Loan originally made on , 20 to a Loan to which the Base Rate applies.

SUCH NEW, CONTINUED OR CONVERTED LOAN SHALL BEAR INTEREST IN ACCORDANCE WITH THE LOAN AGREEMENT AS A:

[Check one line under 1.(b) below and fill in blank spaces in line next to line]:

1(b)(i) ☐	Base Rate Loan. Such Loan shall have a Borrowing Date of , 20 (which date shall be (i) no earlier than the same Business Day of delivery to the Agent by 11:00 a.m. eastern time of this Notice of [Borrowing][Continuation or Conversion] for making a new Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a Loan to which the Adjusted Eurodollar Rate applies is being converted to a Loan to which the Base Rate applies).

OR

(ii) ☐	Eurodollar Loan. Such Loan shall have a Borrowing Date of , 20 (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of delivery to the Agent by 11:00 a.m. eastern time of this Notice of [Borrowing][Continuation or Conversion] for making a new Loan to which the Adjusted Eurodollar Rate applies, renewing a Loan to which the Adjusted Eurodollar Rate applies, or converting a Loan to which the Base Rate applies to a Loan to which the Adjusted Eurodollar Rate applies).

2	Such Loan is in the principal amount of. $ or the principal amount to be renewed or converted is $

[for Loans under Section 2.03(b) not to be less than $50,000,000, with minimum increments thereafter of $25,000,000.]

C	Each of the undersigned hereby irrevocably requests [check one line below and fill in blank spaces next to the line as appropriate]:

1 ☐	Funds to be deposited into a PNC Bank bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: U.S. $ .

2 ☐	Funds to be wired per the following wire instructions:
U.S. $ Amount of Wire Transfer
Bank Name:
ABA:
Account Number:
Account Name:
Reference:

3 ☐	Funds to be wired per the attached Funds Flow (multiple wire transfers).

EXHIBIT C

FORM OF

CREDIT PARTY GUARANTY

GUARANTY OF PAYMENT (CREDIT PARTIES)

This GUARANTY OF PAYMENT (CREDIT PARTIES) dated as of February     , 2012 (this “Agreement”), among ABERCROMBIE & FITCH CO., a Delaware corporation (“Parent”), each direct and indirect Domestic Subsidiary of Parent party hereto (each a “Domestic Subsidiary” and, together with Parent and any other Domestic Subsidiaries that become parties hereto as contemplated by Section 24 hereof, referred to herein individually as a “Guarantor” and collectively as the “Guarantors”), and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (the “Agent”) for the lenders (the “Lenders”) party to the Term Loan Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Abercrombie & Fitch Management Co. (the “Company”), Parent, the Lenders party thereto, the Agent, PNC Capital Markets LLC, as co-lead arranger and co-bookrunner, J.P. Morgan Securities LLC, as co-lead arranger and co-bookrunner, JPMorgan Chase Bank, N.A., as the Syndication Agent, Fifth Third Bank, as co-documentation agent and Citizens Bank of Pennsylvania, as co-documentation agent.

The Lenders have agreed to make loans to Borrower in accordance with the terms of the Loan Agreement. The obligations of the Lenders to lend under the Loan Agreement are conditioned on, among other things, the execution and delivery by the Guarantors of a guarantee agreement in the form hereof. The Guarantors acknowledge that they will derive substantial benefits from the extension of credit to Borrower under the Loan Agreement. As consideration therefor and in order to induce the Lenders to make the Loans (such term and the other capitalized terms used herein and not otherwise defined herein having the meanings assigned to them in the Loan Agreement), the Guarantors are willing to execute and deliver this Agreement. Accordingly, the parties hereto agree as follows:

SECTION 1. The following terms shall have the meanings specified herein:

“Creditor” means the Agent, the Lenders, the Designated Hedge Creditors, and the respective successors and assigns of each of the foregoing.

“Designated Hedge Document” means (i) each Designated Hedge Agreement to which the Parent or any of its Subsidiaries is now or may hereafter become a party, and (ii) each confirmation, transaction statement or other document executed and delivered in connection therewith to which the Parent or any of its Subsidiaries is now or may hereafter become a party.

“Designated Hedge Document Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Designated Hedge Obligor to any Designated Hedge Creditor pursuant to any of the Designated Hedge Documents (including, but not limited to, interest and fees that accrue after the commencement by or against any Designated Hedge Obligor of any insolvency proceeding under Section 362(a) of the Bankruptcy Code, regardless of whether such interest and fees are allowed claims in such proceeding).

“Designated Hedge Obligor” means the Borrower and any Domestic Subsidiary of the Parent that is now or may hereafter become a party to any Designated Hedge Agreement.

“Guaranteed Documents” means (i) the Loan Agreement, the Notes and all other Loan Documents to which any Credit Party or any of its Subsidiaries is now or may hereafter become a party, and (ii) each Designated Hedge Agreement and other Designated Hedge Document to which any Designated Hedge Obligor is now or may hereafter become a party.

“Guaranteed Obligations” means the Obligations and the Designated Hedge Document Obligations.

“Guaranteed Party” means the Borrower, each other Domestic Credit Party and each Designated Hedge Obligor.

SECTION 2. Each of the Guarantors unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety: (i) to the Agent and the Lenders the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations; and (ii) to each Designated Hedge Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Designated Hedge Document Obligations. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

SECTION 3. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any guaranty of any other Person. The obligations of each of the Guarantors shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following: (a) any extension, renewal, settlement, compromise, waiver or release in respect to any Guaranteed Obligation under any agreement or instrument, by operation of law or otherwise; (b) any modification or amendment of or supplement to the Loan Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Guaranteed Obligation; (c) any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation under any agreement or instrument evidencing or relating to any Guaranteed Obligation; (d) any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any Guaranteed Obligation; (e) the existence of any claim, set-off or other rights which such Guarantor may have at any time against any other Credit Party, the Agent, any Lender, any Affiliate of any Lender or any other person, whether in connection herewith or any unrelated transactions; (f) any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any Guaranteed Obligation, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Guaranteed Obligations; or (g) any other act or omission of any kind by any other Credit Party, the Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of such Guarantor’s obligations under this Section 3 other than the irrevocable payment in full of all Guaranteed Obligations.

SECTION 4. Each of the Guarantors further agrees that its guarantee hereunder is an absolute, unconditional, present and continuing guarantee of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from any Guaranteed Party or any Subsidiary or Affiliate of any Guaranteed Party, or any other action, occurrence or circumstance whatsoever, and waives any right to require that resort be had by the Agent or any Lender to any security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Agent or any Lender in favor of the Borrower or any other person. In addition to the foregoing, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees to the Creditors the payment of any and all Guaranteed Obligations of the Borrower and each other Guaranteed Party, whether or not due or payable by the obligor thereon, upon the occurrence in respect of such Guaranteed Party or other applicable obligor of any Insolvency Event, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Agent, for the benefit of the Creditors, on demand, in such currency and otherwise in such manner as is provided in the Guaranteed Documents governing such Guaranteed

Obligations. As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes and agrees, for the benefit of the Creditors, that, should any amounts constituting Guaranteed Obligations not be recoverable from the Borrower or any other Guaranteed Party for any reason whatsoever (including, without limitation, by reason of any provision of any Guaranteed Document or any other agreement or instrument executed in connection therewith being or becoming, at any time, voidable, void, unenforceable, or otherwise invalid under any applicable law), then notwithstanding any notice or knowledge thereof by the Agent, any other Creditor, any of their respective Affiliates, or any other Person, each Guarantor, jointly and severally, as sole, original and independent obligor, upon demand by the Agent, will make payment to the Agent, for the account of the Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Guaranteed Documents. Each Guarantor understands, agrees and confirms that the Agent, on behalf of the Creditors, may enforce this Agreement up to the full amount of the Guaranteed Obligations against any Guarantor without proceeding against any other Guarantor, any Guaranteed Party or any other Person.

SECTION 5. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any Lender to assert any claim or demand or to enforce any remedy under any Loan Document, any guarantee or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of the Borrower or any Guarantor as a matter of law or equity (other than the indefeasible payment in full of all the Guaranteed Obligations).

SECTION 6. Each of the Guarantors further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Agent or any Lender upon the bankruptcy or reorganization of the Borrower, any other Guarantor or otherwise.

SECTION 7. In furtherance of the foregoing and not in limitation of any other right which the Agent or any Lender has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each of the Guarantors hereby promises to and will, upon receipt of written demand by the Agent, forthwith pay, or cause to be paid, to the Agent for distribution to the Lenders, if and as appropriate, in cash the amount of such unpaid Guaranteed Obligation. Notwithstanding any payment or payments made by a Guarantor hereunder or any setoff or application of funds of a Guarantor by the Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Agent or any Lender against the Borrower or any guarantee or right of offset held for the payment of the Guaranteed Obligations (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise), nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by such Guarantor hereunder, until all amounts owing to the Agent or any Lender by the Borrower on account of the Guaranteed Obligations are paid in full and the Commitments are terminated. If any amount shall erroneously be paid to any Guarantor on account of such subrogation, contribution, reimbursement, indemnity and similar rights, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Agent to be credited and applied to the payment of the Guaranteed Obligations. Any term or provision of this Agreement to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed by that Guarantor without rendering this Agreement, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 8. Each of the Guarantors represents and warrants that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) the execution, delivery and performance by it of this Agreement are within its corporate or limited liability company, as applicable, powers, have been duly authorized by all necessary corporate or limited liability company, as applicable, and (if necessary) stockholder or member, as applicable, action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or certificate of formation, as applicable, or bylaws or limited liability company agreement, as applicable, or any material agreement or instrument binding upon it; (c) it has duly executed and delivered this Agreement and each other Loan Document, if any, to which it is party; (d) no consent or approval of, registration or filing with, or any other action by, any Governmental Authority, is required to authorize or is required as a condition to (i) the execution, delivery and performance by such Guarantor of any Loan Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which such Guarantor is a party; (e) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending or, to the knowledge of such Guarantor, threatened against or affecting such Guarantor that (i) with respect thereto, there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) expressly contest the validity of this Agreement; and (f) this Agreement constitutes a legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 9. The guarantees made hereunder shall survive and be in full force and effect so long as any Guaranteed Obligation is outstanding and has not been indefeasibly paid, and shall be reinstated to the extent provided in Section 6.

SECTION 10. This Agreement and the terms, covenants and conditions hereof shall be binding upon each Guarantor and its successors and shall inure to the benefit of the Agent and the Lenders and their respective successors and assigns. None of the Guarantors shall be permitted to assign or transfer any of its rights or obligations under this Agreement, except as expressly contemplated by this Agreement.

SECTION 11. All amounts received by the Agent pursuant to, or in connection with the enforcement of, this Agreement, together with all amounts and other rights and benefits realized by any Creditor (or to which any Creditor may be entitled) by virtue of this Agreement, shall be applied as provided in Section 8.03 of the Loan Agreement.

SECTION 12. The Guarantors hereby jointly and severally agree to pay, to the extent not paid pursuant to Section 11.01 of the Loan Agreement, all reasonable out-of-pocket costs and expenses of the Agent and each other Creditor in connection with the enforcement of this Agreement and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by the Agent or any of the other Creditors).

SECTION 13. No failure on the part of the Agent to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Agent or any Lender preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder and under the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law. Except as provided in the Loan Agreement, none of the Agent or the Lenders shall be deemed to have waived any rights hereunder or under any other agreement or instrument unless such waiver shall be in writing and signed by such parties.

SECTION 14. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF OHIO WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. TO THE FULLEST EXTENT PERMITTED BY LAW, THE GUARANTORS HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO GOVERNS THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the Court of Common Pleas of Cuyahoga County, Ohio, or of the United States for the Northern District of Ohio, and, by execution and delivery of this Agreement, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices pursuant to Section 15 hereof, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Guarantor in any other jurisdiction. Each Guarantor hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in this Section 14 and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 15. All communications and notices hereunder shall be in writing and given as provided in Section 11.04 of the Loan Agreement; provided that any communication or notice hereunder to any Guarantor shall be given to it in care of the Company at the address or telecopy or telex number specified in the Loan Agreement.

SECTION 16. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 17. A separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor, any other guarantor or any Guaranteed Party, and whether or not any other Guarantor, any other guarantor of the Guaranteed Parties or any Guaranteed Party joined in any such action or actions.

SECTION 18. Each Guarantor confirms that an executed (or conformed) copy of each of the Guaranteed Documents has been made available to its principal executive officers, that such officers are familiar with the contents thereof and of this Agreement, and that it has executed and delivered this Agreement after reviewing the terms and conditions of the Loan Agreement, the other Guaranteed Documents and this Agreement and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Agreement. Each Guarantor confirms that it has made its own independent investigation with respect to the creditworthiness of the Guaranteed Parties and their Subsidiaries and Affiliates and is not executing and delivering this Agreement in reliance on any representation or warranty by the Agent or any other Creditor or any other Person acting on behalf of the

Agent or any other Creditor as to such creditworthiness. Each Guarantor expressly assumes all responsibilities to remain informed of the financial condition of the Guaranteed Parties and their respective Subsidiaries and Affiliates and any circumstances affecting (a) any Guaranteed Party’s or any of its Subsidiary’s or Affiliate’s ability to perform its obligations under the Loan Agreement and the other Guaranteed Documents to which it is a party, or (b) any other guaranty for all or any part of such Guaranteed Party’s or such Subsidiary’s or Affiliate’s payment and performance obligations thereunder; and each Guarantor further agrees that the Agent and the other Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or the risks such Guarantor undertakes in this Agreement.

SECTION 19. Each Guarantor covenants and agrees that on and after the date hereof and until this Agreement is terminated in accordance with its terms, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no Default or Event of Default, is caused by the actions or inactions of such Guarantor or any of its Subsidiaries.

SECTION 20. The relationship among any Guarantor and its Affiliates, on the one hand, and the Agent and the other Creditors, on the other hand, is solely that of debtor and creditor, and the Agent and the other Creditors have no fiduciary or other special relationship with any Guarantor or any of its Affiliates, and no term or provision of any Guaranteed Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

SECTION 21. This Guarantee may be released with respect to any Subsidiary that ceases to be a Subsidiary Guarantor as a result of a transaction that is permitted by the terms of the Loan Agreement.

SECTION 22. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument; provided that this Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder. This Agreement shall be effective with respect to any Guarantor when a counterpart which bears the signature of such Guarantor shall have been delivered to the Agent.

SECTION 23. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.

SECTION 24. Upon execution and delivery by the Agent and any subsequently acquired or organized Domestic Subsidiary of an instrument in the form of Annex 1 attached hereto, such subsequently acquired or organized Domestic Subsidiary shall, if so required by the terms of the Loan Agreement, become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.

The execution and delivery of any such instrument shall not require the consent of any Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ABERCROMBIE & FITCH CO.

By:
Name: Everett Gallagher
Title: Senior Vice President – Tax, Treasury & Risk Management & Treasurer

ABERCROMBIE & FITCH HOLDING CORPORATION A&F TRADEMARK, INC.
ABERCROMBIE & FITCH FULFILLMENT COMPANY
ABERCROMBIE & FITCH DISTRIBUTION COMPANY J.M.H. TRADEMARK, INC. J.M. HOLLISTER, LLC
ABERCROMBIE & FITCH TRADING CO. ABERCROMBIE & FITCH STORES, INC. FAN COMPANY, LLC
HOLLISTER CO. ABERCROMBIE & FITCH INTERNATIONAL, INC.
GILLY HICKS, LLC DFZ, LLC
A&F CANADA HOLDING CO.
CANOE, LLC CROMBIE, LLC RUEHL NO. 925, LLC AFH PUERTO RICO LLC NSOP, LLC

By:
Name: Everett Gallagher
Title: Senior Vice President & Treasurer

ABERCROMBIE & FITCH PROCUREMENT SERVICES, LLC
By: Abercrombie & Fitch Trading Co., its Sole Member

By:
Name: Everett Gallagher
Title: Senior Vice President & Treasurer, Abercrombie & Fitch Trading Co.

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name: Thomas Redmond
Title: Senior Vice President

ANNEX 1 to the

Guaranty of Payment (Credit Parties)

SUPPLEMENT NO. dated as of                     , 20[    ] to the GUARANTY OF PAYMENT (CREDIT PARTIES), dated as of February     , 2012 (the “Agreement”), among ABERCROMBIE & FITCH CO., a Delaware corporation (“Parent”), and each direct and indirect Subsidiary of Parent party thereto (each a “Domestic Subsidiary” and, together with Parent and any other Domestic Subsidiaries that become parties hereto as contemplated by Section 24 thereof, referred to herein individually as a “Guarantor” and collectively as the “Guarantors”), and PNC BANK, NATIONAL ASSOCIATION, as global administrative agent (the “Agent”) for the lenders (the “Lenders”) party to the Term Loan Agreement, dated as of February     , 2012 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Abercrombie & Fitch Management Co. (the “Company”), Parent, the Lenders party thereto, the Agent, PNC Capital Markets LLC, as co-lead arranger and co-bookrunner, J.P. Morgan Securities LLC, as co-lead arranger and co-bookrunner, JPMorgan Chase Bank, N.A., as the Syndication Agent, Fifth Third Bank, as co-documentation agent and Citizens Bank of Pennsylvania, as co-documentation agent.

The Guarantors have entered into the Agreement in order to induce the Lenders to make Loans to the Borrower (such term and other capitalized terms used herein and not otherwise defined herein having the meanings assigned to such terms in the Agreement and the Loan Agreement). Section 24 of the Agreement provides that additional Domestic Subsidiaries may become Guarantors under the Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Domestic Subsidiary (the “New Guarantor”) is executing this Supplement to become a Guarantor under the Agreement. As a Subsidiary, the New Guarantor acknowledges that it derives substantial benefits from the extension of credit to the Borrower under the Loan Agreement.

Accordingly, the Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 24 of the Agreement, the New Guarantor by its signature below becomes a Guarantor under the Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Agreement applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Agreement shall be deemed to include the New Guarantor. The Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Agent shall have received a counterpart of this Supplement that bears the signature of the New Guarantor.

SECTION 4. Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF OHIO WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable and the validity, legality and enforceability of the remaining provisions contained herein and in the Agreement, and of any such provision with respect to any other Guarantor, shall not in any way be affected or impaired. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 15 of the Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below.

SECTION 8. The New Guarantor agrees to reimburse the Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Agent.

IN WITNESS WHEREOF, the New Guarantor and the Agent have duly executed this Supplement to the Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR],

By:
Name:
Title:
[Address]

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

EXHIBIT D

COMPLIANCE CERTIFICATE

[Insert Date]

PNC Bank, National Association, as Agent

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attention: Agency Services

Each Lender party to the

  Loan Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of February     , 2012, among Abercrombie & Fitch Management Co. (the “Company”), Abercrombie & Fitch Co. (the “Parent”), the lenders party thereto, the Agent, PNC Capital Markets LLC, as co-lead arranger and co-bookrunner, J.P. Morgan Securities LLC, as co-lead arranger and co-bookrunner, JPMorgan Chase Bank, N.A., as the Syndication Agent, Fifth Third Bank, as co-documentation agent and Citizens Bank of Pennsylvania, as co-documentation agent (as may be amended, restated or otherwise modified from time to time, the “Loan Agreement”), terms defined therein being used herein as therein defined). Pursuant to Section 6.01(c) of the Loan Agreement, the undersigned hereby certifies to the Agent and the Lenders as follows:

(a) I am the duly elected [                    ] of the Company and the Parent.

(b) I am familiar with the terms of the Loan Agreement and the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

(c) The review described in paragraph (b) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate.

(d) The representations and warranties of the Credit Parties contained in the Loan Agreement and in the other Loan Documents are true and correct with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representation or warranty is limited to another particular date, in which instance, such representation or warranty shall be true and correct in and as of such other date.

(e) Set forth on Attachment I hereto are (i) calculations of the financial covenants set forth in Section 7.07 of the Loan Agreement, which calculations show compliance with the terms thereof for the fiscal quarter of the Company ending [                    ], and (ii) calculations showing compliance with Sections 7.01 and 7.04(c) of the Loan Agreement.

D-1

Very truly yours, ABERCROMBIE & FITCH MANAGEMENT CO.

By:
Name:
Title:

ABERCROMBIE & FITCH CO.

By:
Name:
Title:

D-2

EXHIBIT E

CLOSING CERTIFICATE OF

ABERCROMBIE & FITCH MANAGEMENT CO.

ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation (the “Company”), hereby certifies that the officer executing this Closing Certificate is an Authorized Officer of the Company and that such officer is duly authorized to execute this Closing Certificate, which is hereby delivered on behalf of the Company pursuant to Section 5.01(e) of the Term Loan Agreement, dated as February     , 2012 (the terms defined therein being used herein as therein defined), among the Company, Abercrombie & Fitch Co., the lenders party thereto, the Agent, PNC Capital Markets LLC, as co-lead arranger and co-bookrunner, J.P. Morgan Securities LLC, as co-lead arranger and co-bookrunner, JPMorgan Chase Bank, N.A., as the Syndication Agent, Fifth Third Bank, as co-documentation agent and Citizens Bank of Pennsylvania, as co-documentation agent (as may be amended, restated or otherwise modified from time to time, the “Loan Agreement”).

The undersigned further certifies that at and as of the Closing Date and both before and after giving effect to the initial Borrowings under the Loan Agreement and the application of the proceeds thereof:

1. No Default or Event of Default has occurred and is continuing.

2. All representations and warranties of the Credit Parties contained in the Loan Agreement and in the other Loan Documents are true and correct with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representation or warranty is limited to another particular date, in which instance, such representation or warranty shall be true and correct on and as of such other date.

3. Other than as disclosed on Schedule 4.06 to the Loan Agreement, there is no Reportable Event or any other material labor-related matter involving any Credit Party or any ERISA Affiliate.

IN WITNESS WHEREOF, the Company has caused this Closing Certificate to be executed by its [Insert title of Authorized Officer] thereunto duly authorized, on and as of this             day of             , 20            .

ABERCROMBIE & FITCH MANAGEMENT CO.

By:
Name:
Title:

E-1

EXHIBIT F

ASSIGNMENT AGREEMENT

DATE:

Reference is made to the Term Loan Agreement, dated as of February     , 2012 among Abercrombie & Fitch Management Co., Abercrombie & Fitch Co., the lenders party thereto, the Agent, PNC Capital Markets LLC, as co-lead arranger and co-bookrunner, J.P. Morgan Securities LLC, as co-lead arranger and co-bookrunner, JPMorgan Chase Bank, N.A., as the Syndication Agent, Fifth Third Bank, as co-documentation agent and Citizens Bank of Pennsylvania, as co-documentation agent (as may be amended, restated or otherwise modified from time to time, the “Loan Agreement”).

                    (the “Assignor”) and                     (the “Assignee”) hereby agree as follows:

1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Loan Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Annex I (the “Assigned Share”) of all of Assignor’s outstanding rights and obligations under the Loan Agreement indicated in Item 4 of Annex I, including, without limitation, all rights and obligations with respect to the Assigned Share of the Assignor’s Commitment and of the Loans, Unpaid Drawings and the Notes held by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitments will be as set forth in Item 4 of Annex I.

2. The Assignor: (a) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment Agreement, that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any liens or security interests; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of the other Credit Parties of any of its obligations under the Loan Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee: (a) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment Agreement; (b) confirms that it has received a copy of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (c) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (d) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Loan Agreement are required to be performed by it as a Lender; (f) has delivered the completed forms described in Section 3.03(b) of the Loan Agreement, including the Withholding Certificate, the Exemption Certificate (if applicable) and the FATCA Documentation (if applicable) (collectively, the “Forms”); and (g) that all such Forms, as completed, are true and correct in all material respects as of the date hereof.

4. Following the execution of this Assignment Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Agent. The effective date of this Assignment Agreement shall be the date of execution hereof by the Assignor, the Assignee and the consent hereof by the Agent and, if required, the Company, the receipt by the Agent of the administrative fee referred to in Section 11.05(c)(i)(D) of the Loan Agreement, unless otherwise specified in Item 5 of Annex I hereto (the “Settlement Date”).

5. Upon the delivery of a fully executed original hereof to the Agent, as of the Settlement Date, (a) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment Agreement, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents.

6. It is agreed that upon the effectiveness hereof, the Assignee shall be entitled to (a) all interest on the Assigned Share of the Loans at the rates specified in Item 6 of Annex I, and (b) all Facility Fees (if applicable) on the Assigned Share of the Commitment at the rate specified in Item 7 of Annex I, which, in each case, accrue on and after the Settlement Date, such interest and, if applicable, Facility Fees, to be paid by the Agent, upon receipt thereof from the Borrower, directly to the Assignee. It is further agreed that all payments of principal made by the Borrower on the Assigned Share of the Loans that occur on and after the Settlement Date will be paid directly by the Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing that represents the Assigned Share of the principal amount of the respective Loans made by the Assignor pursuant to the Loan Agreement that are outstanding on the Settlement Date, net of any closing costs, and that are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Loan Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Acknowledged and Agreed:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:
[If Required]

ABERCROMBIE & FITCH MANAGEMENT CO.

By:
Name:
Title:
[If Required]

ANNEX I

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT

1.	The Borrower:

ABERCROMBIE & FITCH MANAGEMENT CO.

2.	Name and Date of Loan Agreement:

Term Loan Agreement among Abercrombie & Fitch Management Co., Abercrombie & Fitch Co., the lenders party thereto, the Agent, PNC Capital Markets LLC, as co-lead arranger and co-bookrunner, J.P. Morgan Securities LLC, as co-lead arranger and co-bookrunner, JPMorgan Chase Bank, N.A., as the Syndication Agent, Fifth Third Bank, as co-documentation agent and Citizens Bank of Pennsylvania, as co-documentation agent (as may be amended, restated or otherwise modified from time to time, the “Loan Agreement”).

3.	Date of Assignment Agreement:

            , 20

4.	Amounts (as of date of item #3 above):

	Commitment		Loans
Aggregate Amount for all Lenders	$		$
Type of Loan
Assigned Share		%*		%*
Amount of Assigned Share	$		$
Amount Retained by Assignor	$		$

5.	Settlement Date:

            ,

*	Set forth to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

6.	Rate of Interest to the Assignee:

As set forth in Section 2.06 of the Loan Agreement (unless otherwise agreed to by the Assignor and the Assignee).

7.	Commitment

Fees: As set forth in Section 2.08(a) of the Loan Agreement (unless otherwise agreed to by the Assignor and the Assignee).

8.	Notices:

ASSIGNOR:	ASSIGNEE:

Attention: Telephone No.: Facsimile No.:	Attention: Telephone No.: Facsimile No.:

9.	Payment Instructions:

ASSIGNOR:	ASSIGNEE:

ABA No. Account No.: Reference: Attention: Telephone No.: Facsimile No.:	ABA No. Account No.: Reference: Attention: Telephone No.: Facsimile No.:

EXHIBIT G

FORM OF

EXEMPTION CERTIFICATE

EXEMPTION CERTIFICATE

Reference is made to the Term Loan Agreement dated as of February         , 2012, among Abercrombie & Fitch Management Co., Abercrombie & Fitch Co., the lenders party thereto, the Agent, PNC Capital Markets LLC, as co-lead arranger and co-bookrunner, J.P. Morgan Securities LLC, as co-lead arranger and co-bookrunner, JPMorgan Chase Bank, N.A., as the Syndication Agent, Fifth Third Bank, as co-documentation agent and Citizens Bank of Pennsylvania, as co-documentation agent (as may be amended, restated or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Loan Agreement.                     [Name of Lender] (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 3.03(b) and/or 11.05(c) of the Loan Agreement.

The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate;

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

a. the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

b. the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code;

4. The Non-U.S. Lender is not a controlled foreign corporation related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code; and

5. The Non-U.S. Lender’s income from the Loans or the obligations evidenced by the Note(s) is not effectively connected with the conduct of a trade or business within the United States.

We have furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of this             day of             , 20        .

[Name of Lender/Participant]

By:
Title:

EXHIBIT H

FORM OF

WITHHOLDING CERTIFICATE

H-1

WITHHOLDING CERTIFICATE

Reference is made to the Term Loan Agreement dated as of February     , 2012, among Abercrombie & Fitch Management Co., Abercrombie & Fitch Co., the lenders party thereto, the Agent, PNC Capital Markets LLC, as co-lead arranger and co-bookrunner, J.P. Morgan Securities LLC, as co-lead arranger and co-bookrunner, JPMorgan Chase Bank, N.A., as the Syndication Agent, Fifth Third Bank, as co-documentation agent and Citizens Bank of Pennsylvania, as co-documentation agent (as may be amended, restated or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Loan Agreement. [Name of Lender/Participant] (the “Lender/Participant”) is providing this Withholding Certificate pursuant to Section 3.03(b) and/or 11.05(c) of the Loan Agreement.

The Lender/Participant hereby represents and warrants that as of the date hereof the rate of withholding tax applicable with respect to payments made to the Lender/Participant by the Borrower incorporated under the laws of the United States of America, any state thereof, the District of Columbia or any United States possession is             (if none, state “N/A”).

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of this             day of                 , 20        .

[Name of Lender/Participant]

By:
Title:

H-1

Schedule 1

Lenders and Commitments

Lender	Total Commitment	Fixed Commitment Percentage as of the Closing Date
PNC Bank, National Association	$60,000,000	20.0000000%
JPMorgan Chase Bank, N.A.	$60,000,000	20.0000000%
Fifth Third Bank	$40,000,000	13.3333333%
Citizens Bank of Pennsylvania	$40,000,000	13.3333333%
HSBC Bank USA, N.A.	$25,000,000	8.3333333%
The Huntington National Bank	$25,000,000	8.3333333%
Sumitomo Mitsui Banking Corporation	$25,000,000	8.3333333%
U.S. Bank National Association	$25,000,000	8.3333333%

Total:	$300,000,000	100.0000000%

Schedule 2

Subsidiary Guarantors

Abercrombie & Fitch Holding Corporation

Abercrombie & Fitch Fulfillment Company

Abercrombie & Fitch Distribution Company

A&F Trademark, Inc.

J.M.H. Trademark, Inc.

Abercrombie & Fitch Trading Co.

Abercrombie & Fitch Procurement Services, LLC

Abercrombie & Fitch Stores, Inc.

J.M. Hollister, LLC

RUEHL No. 925, LLC

Hollister Co.

Gilly Hicks, LLC

Abercrombie & Fitch International, Inc.

Fan Company, LLC

Canoe, LLC

Crombie, LLC

DFZ, LLC

AFH Puerto Rico LLC

A&F Canada Holding Co.

NSOP, LLC

Schedule 4.06

Disclosed Matters

On December 21, 2007, Spencer de la Cruz, a former employee, filed an action against Abercrombie & Fitch Co. and Abercrombie & Fitch Stores, Inc. (collectively, “Defendants”) in the Superior Court of Orange County, California. He sought to allege, on behalf of himself and a putative class of past and present employees in the period beginning on December 19, 2003, claims for failure to provide meal breaks, for waiting time penalties, for failure to keep accurate employment records, and for unfair business practices. By successive amendments, plaintiff added 10 additional plaintiffs and additional claims seeking injunctive relief, unpaid wages, penalties, interest, and attorneys’ fees and costs. Defendants have denied the material allegations of plaintiffs’ complaints throughout the litigation and have asserted numerous affirmative defenses. On July 23, 2010, plaintiffs moved for class certification in the action. On December 9, 2010, after briefing and argument, the trial court granted in part and denied in part plaintiffs’ motion, certifying sub-classes to pursue meal break claims, meal premium pay claims, work related travel claims, travel expense claims, termination pay claims, reporting time claims, bag check claims, pay record claims, and minimum wage claims. On January 25, 2012, the parties entered into a binding memorandum of understanding, which is intended to be a full and final resolution of the action. Pursuant to this proposed settlement, which will be documented by a settlement agreement, the maximum amount payable by the Defendants is $19.6 million. After payment of attorneys’ fees and costs related to the settlement, the net remaining amount will be subject to a 50% floor. If claims actually submitted do not exceed such floor, the Defendants will retain the difference between the net settlement amount and such floor. Based on the terms of the proposed settlement, Abercrombie & Fitch Co. believes that it has fully accrued for the settlement as of the end of the fiscal year ended January 28, 2011. The proposed settlement is subject to court approval.

Schedule 4.12

Ownership Interests

Subsidiaries of Abercrombie & Fitch Co.:	Jurisdiction:
1. Abercrombie & Fitch Holding Corp. (a)	Delaware
2. Abercrombie & Fitch Fulfillment Co. (b)	Ohio
3. Abercrombie & Fitch Distribution Co. (b)	Ohio
4. Abercrombie & Fitch Management Co. (b)	Delaware
5. A&F Trademark, Inc. (c)	Delaware
6. Abercrombie & Fitch Stores, Inc. (c)	Ohio
7. Hollister Co. (c)	Delaware
8. Abercrombie & Fitch International, Inc. (c)	Delaware
9. Fan Company, LLC (c)	Ohio
10. Canoe, LLC (c)	Ohio
11. Crombie, LLC (c)	Ohio
12. DFZ, LLC (c)	Ohio
13. NSOP, LLC (c)	Ohio
14. JMH Trademark, Inc. (d)	Delaware
15. JM Hollister, LLC (e)	Ohio
16. Ruehl No. 925, LLC (e)	Ohio
17. Gilly Hicks LLC (e)	Ohio
18. Abercrombie & Fitch Europe SA (f)	Switzerland
19. Abercrombie & Fitch Hong Kong Limited (f)	Hong Kong
20. AFH Puerto Rico LLC (f)	Ohio (Qualified in PR)
21. AFH Brasil Participações Ltda. (f)*	Brazil
22. A&F Canada Holding Co (f)	Delaware
23. Abercrombie & Fitch Trading Co. (g)	Ohio
24. AFH Canada Stores Co. (h)	Nova Scotia
25. AFH Japan GK (i)	Japan
26. Abercrombie & Fitch Italia SRL (i)	Italy
27. Abercrombie & Fitch (UK) Limited (i)	United Kingdom
28. AFH Stores UK Limited	United Kingdom
29. Abercrombie & Fitch (France) SAS (i)	France
30. Abercrombie & Fitch (Denmark) ApS (i)	Denmark
31. Abercrombie & Fitch (Spain) SL (i)	Spain
32. Abfico Netherlands Distribution B.V. (i)	The Netherlands
33. European Regional Inventory Control NL B.V. (i)	The Netherlands
34. AFH Hong Kong Limited (i)	Hong Kong
35. A&F Hollister Ireland Limited (i)	Ireland
36. AFH Hong Kong Stores Limited (i)	Hong Kong
37. AFH Singapore Pte. Ltd. (i)	Singapore
38. A&F HCo Stores AT GmbH (i)	Austria
39. AFH Belgium SPRL (i)**	Belgium
40. AFH Korea Yuhan Hoesa (i)	South Korea
41. AFH Poland Sp. Z o.o (i)	Poland
42. AFHCo Stores NL BV (i)	The Netherlands
43. AFH Switzerland SA (i)	Switzerland

44. AFH Fulfillment NL BV (i)	The Netherlands
45. AFH TR Perakende Satis Limited Sirketi (i)***	Turkey
46. Abercrombie & Fitch Procurement Services, LLC (j)	Ohio
47. Abercrombie & Fitch Design Limited (j)	United Kingdom
48. Hollister Co. California, LLC (j)	California
49. AFH Germany GmbH (k)	Germany
50. AFH Sweden AB (k)	Sweden
51. AFH Trading (Shanghai) Co., Ltd. (l)	China
52. AFH International Trading Shanghai Co., Ltd. (l)	China

(a)	Wholly-owned subsidiary of Abercrombie & Fitch Co., the registrant
(b)	Wholly-owned subsidiary of Abercrombie & Fitch Holding Corporation
(c)	Wholly-owned subsidiary of Abercrombie & Fitch Management Co.
(d)	Wholly-owned subsidiary of A&F Trademark, Inc.
(e)	Wholly-owned subsidiary of Abercrombie & Fitch Stores, Inc.
(f)	Wholly-owned subsidiary of Abercrombie & Fitch International, Inc.
(g)	Wholly-owned subsidiary of J.M.H. Trademark, Inc.
(h)	Wholly-owned subsidiary of A&F Canada Holding Co.
(i)	Wholly-owned subsidiary of Abercrombie & Fitch Europe SA
(j)	Wholly-owned subsidiary of Abercrombie & Fitch Trading Co.
(k)	Wholly-owned subsidiary of Abfico Netherlands Distribution B.V.
(l)	Wholly-owned subsidiary of AFH Hong Kong Limited

*	Abercrombie & Fitch Management Co. owns 1% (8,500 shares @ R$1.00/share) of AFH Brasil Participações Ltda. Abercrombie & Fitch International, Inc. owns the remaining 99% (841,500 shares @ R$1.00/share).
**	Abfico Netherlands Distribution B.V. owns three shares (EUR 300.00) of AFH Belgium SPRL. Abercrombie & Fitch Europe SA owns the remaining 169,997 shares.
***	Abfico Netherlands Distribution B.V. owns 101 shares (TL 5,050) of AFH TR Perkande Satis Limited Sirketi. Abercrombie & Fitch Europe SA owns the remaining 9,999 shares TL 499,950).

Schedule 7.01

Parent/Company Indebtedness in excess of $1M

None

Schedule 7.02

Liens

None